                                                                       424(b)(4)
                                                                       333-19317

                 SUPPLEMENT TO PROSPECTUS DATED JANUARY 9, 1997

                          EXTENSION OF EXCHANGE PERIOD


        Pursuant to the Exchange Offer described in the accompanying Prospectus, the Company has exchanged Exchange Notes for Old Notes in an aggregate principal amount of $299.5 million. Thus, at the expiration of the Exchange Offer on February 10, 1997, only $500,000 aggregate principal amount of Old Notes remained unexchanged. The Company has determined, pursuant to its rights to extend the exchange offer and to amend the terms of the Exchange Offer in any manner advantageous to the holders of the Old Notes, to extend the Expiration Date for 20 business days from the date hereof. The Exchange Offer for the remaining $500,000 principal amount of Old Notes will expire at 5:00 p.m., New York Time, on March 11, 1997, unless further extended. All references in the accompanying Prospectus to the "Expiration Date" should be read as March 11, 1997.

        All defined terms used in the Prospectus Supplement have the meanings attributed thereto in the accompanying Prospectus.

        The date of this Prospectus Supplement is February 19, 1997.

PROSPECTUS

[PARKER DRILLING            PARKER DRILLING COMPANY
COMPANY LOGO]

                               OFFER TO EXCHANGE
                     9.75% SENIOR NOTES DUE 2006, SERIES B
           FOR ALL OUTSTANDING 9.75% SENIOR NOTES DUE 2006, SERIES A

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
                     ON FEBRUARY 10, 1997, UNLESS EXTENDED
                             ---------------------
     Parker Drilling Company, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 9.75% Senior Notes due 2006, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 9.75% Senior Notes due 2006, Series A (the "Old Notes"), of which $300,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture (as defined herein). The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

     The Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all senior Indebtedness (as defined) of the Company and senior to all future Subordinated Indebtedness (as defined) of the Company. The Notes will be unconditionally guaranteed (the "Subsidiary Guarantees") on a senior unsecured basis by the Company's principal operating subsidiaries (the "Subsidiary Guarantors"), and the Subsidiary Guarantees will rank pari passu in right of payment with all senior Indebtedness of the Subsidiary Guarantors and senior to all future Subordinated Indebtedness of the Subsidiary Guarantors. The Subsidiary Guarantees may be released under certain circumstances. The Notes and Subsidiary Guarantees will be effectively subordinated to secured Indebtedness of the Company and the Subsidiary Guarantors, respectively, including any Indebtedness under the Senior Credit Facility (as defined), which is secured by liens on substantially all of the assets of the Company and the Subsidiary Guarantors. At August 31, 1996, pro forma for the Acquisitions and the related financings, the Notes and the Subsidiary Guarantees would have been effectively subordinated to $106.6 million of secured Indebtedness (excluding letters of credit) of the Company and the Subsidiary Guarantors. The indenture governing the Notes (the "Indenture") will permit the Company and its subsidiaries to incur additional Indebtedness in the future, subject to certain limitations.

     The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be February 10, 1997, unless the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendment." Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date (as defined herein), unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."
                                                  (Cover continued on next page)
                             ---------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 The date of this Prospectus is January 9, 1997

     The Exchange Notes will bear interest at the rate of 9.75% per annum, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1997. Holders of Exchange Notes of record on May 1, 1997 will receive interest on May 15, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, November 12, 1996, to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     The Old Notes were sold by the Company on November 12, 1996 to the Initial Purchasers (as defined herein) in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Old Notes were thereupon offered and sold by the Initial Purchasers only to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act), each of whom agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Old Notes may not be offered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into with the Initial Purchasers in connection with the offering of the Old Notes. See "The Exchange Offer" and "Description of Notes -- Registration Rights; Liquidated Damages."

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission" or "SEC") to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13,
1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter") and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Holders who tender Old Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley Letter or similar no-action letters. See "The Exchange Offer -- General." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for a period of up to 180 days after consummation of the Exchange Offer. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer.

     The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes or as to the ability of or price at which the holders of Exchange Notes would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange. Jefferies & Company, Inc. and

ING Baring (U.S.) Securities, Inc. (together, the "Initial Purchasers") have informed the Company that they currently intend to make a market for the Exchange Notes. However, they are not so obligated, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
Available Information.......................................    iii
Disclosure Regarding Forward Looking Statements.............     iv
Incorporation of Certain Documents by Reference.............     iv
Prospectus Summary..........................................      1
Risk Factors................................................     10
The Company.................................................     15
Private Placement...........................................     17
Use of Proceeds.............................................     17
Capitalization..............................................     18
Unaudited Pro Forma Combined Financial Statements...........     19
Selected Consolidated Financial Information.................     24
The Exchange Offer..........................................     27
Description of Senior Credit Facility.......................     34
Description of Notes........................................     34
Plan of Distribution........................................     63
Transfer Restrictions on Old Notes..........................     64
Legal Matters...............................................     65
Experts.....................................................     65

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy and information statements and other information can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov. While any Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Secretary of the Company, 8 East Third Street, Tulsa, Oklahoma 74103.

     This Prospectus constitutes part of a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of contracts or other documents are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the applicable contract or other document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Company's financial position, business strategy, budgets, and plans and objectives of management for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the Cautionary Statements.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-7573) and are incorporated herein by reference:

          (1) the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1996;

          (2) the Company's Current Reports on Form 8-K filed September 19, October 17 and November 25, 1996 ; and.

          (3) the Company's Current Reports on Form 8-K/A filed October 24 and January 6, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such copies should be directed to the Secretary of the Company at 8 East Third Street, Tulsa, Oklahoma, 74103. In order to ensure timely delivery of such documents prior to the Expiration Date, any request should be made by January 31, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                    SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, incorporated by reference into this Prospectus. As used herein, unless the context otherwise requires, the terms the "Company" and "Parker" refer to Parker Drilling Company and its consolidated subsidiaries. Investors should carefully consider the information set forth under "Risk Factors."

                                  THE COMPANY

     Parker historically has been a leading provider of land contract drilling services on a worldwide basis to major, independent and foreign national oil companies, with an internationally recognized expertise in deep and difficult drilling and drilling in remote locations. As a result of its recent acquisition of Mallard Bay Drilling, Inc. ("Mallard"), Parker has diversified its capabilities beyond land-based drilling services, giving the Company a leading presence in the Gulf of Mexico barge drilling and workover markets and the Nigerian barge drilling market. Parker also recently completed the acquisition of Quail Tools, Inc. ("Quail"), a company that provides specialized rental equipment for drilling, workover, completion and recompletion operations in the offshore Gulf of Mexico and Gulf Coast markets. The acquisition of Quail (the "Quail Acquisition") adds a complementary rental tool business to the Company's contract drilling operations, diversifying the Company's land and offshore operations outside of its core drilling business and providing additional opportunities for international expansion.

     The Company's operations now consist of (i) barge drilling and workover,
(ii) land drilling, (iii) platform drilling and (iv) rental tools.

BARGE DRILLING AND WORKOVER

     The Company's barge drilling and workover operations are concentrated in the shallow coastal waters, also known as "transition zones," of the Gulf of Mexico and Nigeria, where conventional jack-up rigs typically are unable to operate.

     DOMESTIC. The Company is the second-largest drilling contractor in the Gulf of Mexico barge market, with 15 drilling barges and 15 workover barges, most of which have been upgraded or refurbished since 1990. The barge market in the transition zones of the Gulf of Mexico has undergone significant attrition and consolidation in recent years, with the number of drilling rigs declining from over 120 in the early 1980s to approximately 54 today, and the number of competitors decreasing over the same period from more than 30 to only two significant contractors. Drilling and workover activity has been increasing in the Gulf of Mexico transition zones, spurred by the increased use of 3-D seismic technology that has resulted in the identification of previously undiscovered drilling prospects and the settlement of a dispute between the state of Louisiana and Texaco, the region's largest leaseholder. For the year ended December 31, 1995, Mallard's deep drilling barge rigs averaged 75% utilization and had an average dayrate of $12,880, as compared to 82% utilization and an average dayrate of $13,328 for the first nine months of 1996. Currently, 100% of Mallard's deep drilling barge rigs are in operation at an average dayrate of $15,466.

     The Company is the largest barge workover contractor in the Gulf of Mexico, with 15 rigs in its fleet. Management believes this sector of its business offers opportunities for substantial improvement for the following reasons: (i) oil and gas companies have recently made lease acquisitions, gathering 3-D seismic data and exploratory drilling into a higher priority than workover activity, and management expects workover activity to increase on a relative basis, (ii) the shallow coastal water area of Louisiana has been an active exploration area for a number of years and has a substantial number of producing wells that require periodic workover, and (iii) the Company has five stacked workover barges and therefore has the fleet capacity, upon refurbishment, to benefit from increases in utilization and dayrates as demand improves. In June 1996, Mallard entered into an exclusive one-year alliance agreement with Texaco to provide barge rig completion and workover services in the shallow coastal waters of the Gulf of Mexico. The barge workover business complements the Company's land and barge drilling businesses due to substantial customer overlap and serves to lessen the Company's dependence on drilling activity by increasing the Company's operations in the production phase of an oil and gas well. For the year ended December 31, 1995, Mallard's barge workover rigs averaged 66% utilization and had an average dayrate of $8,066 as compared to 68% utilization and an average dayrate of $7,497 for the first nine months of 1996. Currently, 50% of Mallard's barge workover rigs are operating at an average dayrate of $7,770.

     INTERNATIONAL. The Company's international barge fleet is concentrated in the transition zones of Nigeria, where it is the leading barge drilling contractor. The Company is currently operating three deep drilling barges under long-term contracts for affiliates of Shell and Chevron at an average dayrate of $25,498. A fourth barge rig is currently being upgraded to commence operations under a two-year contract in January 1997 for an affiliate of Chevron at an initial dayrate of $26,535. The Company anticipates that 3-D seismic technology will stimulate increases in demand for drilling in a number of other foreign transition zones, including those of Venezuela, Indonesia, Tunisia, Mexico and the Caspian Sea.

LAND DRILLING

     Since its inception in 1934, Parker has provided land drilling services throughout the United States and in 46 foreign countries, making it one of the most geographically diverse land drilling contractors in the world. Parker specializes in the drilling of deep and difficult wells and wells in remote and harsh locations. The Company has a total of 69 land rigs, including six rigs acquired in the acquisition of Mallard (the "Mallard Acquisition"). A total of 52 rigs currently are located in 13 foreign countries (including 23 helicopter-transportable rigs) and 17 rigs are located in the United States. Parker's international land drilling operations are focused primarily in South America and the Asia Pacific region, where Parker specializes in drilling that requires equipment specially designed to be transported by helicopter or all-terrain vehicles into remote areas such as jungles, mountainsides or desert locations. Management believes Parker is the dominant operator in the heli-rig market, with an estimated 75% worldwide market share. Parker traditionally has been a pioneer in "frontier areas" and is currently working in China, Russia, Kazakstan and Vietnam.

PLATFORM DRILLING

     The Company operates six platform rigs and one shallow water workover jackup rig which were acquired as part of the Mallard Acquisition. Three platform rigs and the jackup rig are located in the Gulf of Mexico; two platform rigs are located in Peru; and one platform rig is located in Thailand. One platform rig in the Gulf of Mexico has been refurbished to incorporate a modular self-erecting system that significantly improves the efficiency of rigging up and rigging down on platforms. Management believes that the incorporation of this self-erecting system on its other platform rigs could result in increased demand for its platform rigs both in the Gulf of Mexico and internationally.

RENTAL TOOLS

     As a result of the Quail Acquisition, the Company is a provider of premium rental tools used in difficult well drilling, production and workover, primarily to companies operating in the Gulf of Mexico and the Gulf Coast regions. The Company's rental tools include a full line of drill pipe, drill collars, tubing, high- and low-pressure blowout preventers and manifolds, casing scrapers and cement and junk mills. Quail has recently entered into a contract with a major oil company to be its preferred provider of rental tools to the onshore and offshore Texas markets, which management believes will substantially expand its existing operations. Management also believes that its international drilling operations will enable the Company to expand the rental tool business internationally as well as incorporate rental services as part of integrated drilling or project management contracts.

THE MALLARD AND QUAIL ACQUISITIONS

     On November 12, 1996, Parker acquired Mallard and certain related operations from Energy Ventures, Inc. ("EVI"). The consideration for the Mallard Acquisition was $338 million, consisting of $313 million in cash, subject to adjustment for changes in Mallard's net assets prior to closing, and $25 million in shares of the

Company's Series D convertible preferred stock (the "Convertible Preferred Stock"). The adjustments for changes in Mallard's net assets prior to closing resulted in a reduced cash consideration of $306.9 million. The adjustments consisted of a $1.7 million increase in Mallard's net assets and a $7.8 million reduction to reimburse the Company for the cost of upgrading Rig No. 74. The shares of convertible preferred stock were automatically converted into 3,056,600 shares of the Company's common stock upon approval by the stockholders of the Company of an increase in the number of authorized shares of common stock on December 18, 1996.

     On November 12, 1996, Parker acquired all of the stock of Quail for $65 million in cash.

     The Mallard Acquisition and the Quail Acquisition diversify the Company's operations, which management believes will reduce the Company's earnings volatility, and will provide Parker with an entrance into two particularly high growth segments of the oil service industry. Additionally, management believes that Parker, Mallard and Quail will each benefit from the following synergies:
(i) existing customer relationships and an expanded customer base; (ii) increased utilization of equipment and inventory; and (iii) sharing of drilling technology, expertise and personnel. The Company's management also believes that there are significant opportunities to expand Mallard's and Quail's operations into international markets where Parker has established operations, experience and customer relationships. Finally, the Company may be able to use its net operating loss carryforwards, currently $142 million, to reduce U.S. taxes resulting from Mallard's and Quail's earnings.

                   THE PRIVATE PLACEMENT AND USE OF PROCEEDS

     The Old Notes were sold by the Company on November 12, 1996 to the Initial Purchasers and were thereupon offered and sold by the Initial Purchasers only to certain qualified buyers. The $289.0 million net proceeds received by the Company in connection with the sale of the Old Notes together with borrowings of $100 million under the Senior Credit Facility were used to finance the cash portion of the purchase price for the Mallard Acquisition and Quail Acquisition and certain related expenses. See "Private Placement" and "Capitalization."

                               THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $300,000,000 principal amount of Exchange Notes for up to $300,000,000 principal amount of Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and will not contain certain transfer restrictions and hence are not entitled to the benefits of the Registration Rights Agreement relating to the contingent increases in the interest rate provided for pursuant thereto. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture governing the Old Notes. See "Description of the Notes."

The Exchange Offer.........  Each $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of outstanding Old Notes. As of the date hereof, $300,000,000 principal amount of Old Notes are issued and outstanding. The Company will issue the Exchange Notes to tendering holders of Old Notes on or promptly after the Expiration Date.

Resale.....................  The Company believes that the Exchange Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except for certain Restricted Holders who may be required to deliver copies of this Prospectus in connection with any resale of the Exchange Notes issued in exchange for such Old

                               Notes. See "The Exchange Offer -- General" and "Plan of Distribution."

Expiration Date............  5:00 p.m., New York City time, on February 10,
                               1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Interest on the Notes......  The Exchange Notes will bear interest payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1997. Holders of Exchange Notes of record on May 1, 1997 will receive interest on May 15, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, November 12, 1996, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the May 15, 1997 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on May 15, 1997 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. See "The Exchange
                               Offer -- Interest on the Exchange Notes."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                               Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
Beneficial Holders.........  Any beneficial holder whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on the beneficial holder's behalf. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange
                               Offer -- Procedures for Tendering."

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                               Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may tender their

                               Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                               Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. See "The Exchange Offer -- Withdrawal of Tenders."

Termination of the Exchange
  Offer....................  The Company may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer -- Termination" and "Description of the Notes -- Registration Rights; Liquidated Damages."

Acceptance of Old Notes and
  Delivery of Exchange
  Notes....................  Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully in "The Exchange
                               Offer -- Termination"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- General."

Exchange Agent.............  Texas Commerce Bank National Association is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is: Texas Commerce Bank National Association, Attention: Frank
                               Ivins -- Registered Bond Events -- Personal & Confidential, P.O. Box 2320, Dallas TX 75221-2320. Hand deliveries and deliveries by overnight courier should be addressed to Texas Commerce Bank National Association, Attention:
                               Frank Ivins -- Registered Bond Events -- Personal & Confidential, 1201 Main Street, 18th Floor, Dallas TX 75202. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (800) 275-2048 and the facsimile number for the Exchange Agent is (214) 672-5746. See "The Exchange Offer -- Exchange Agent."

Use of Proceeds............  There will be no cash proceeds payable to the
                               Company from the issuance of the Exchange Notes pursuant to the Exchange Offer. See "Use of Proceeds." For a discussion of the use of the net proceeds received by the Company from the sale of the Old Notes, see "Private Placement."

                               TERMS OF THE NOTES

Notes Outstanding.............   $300 million principal amount of 9 3/4% Senior
                                 Notes due 2006.

Maturity Date.................   November 15, 2006.

Interest Rate and Payment
Dates.........................   The Notes will bear interest at a rate of
                                 9 3/4% per annum. Interest on the Notes will accrue from the date of issuance thereof and will be payable semi-annually on November 15 and May 15 of each year, commencing May 15, 1997.

Optional Redemption...........   The Notes will be redeemable at the option of
                                 the Company, in whole or in part, at any time on or after November 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. In the event the Company consummates a Public Equity Offering on or prior to November 15, 1999, the Company may at its option use all or a portion of the proceeds from such offering to redeem up to $105.0 million principal amount of the Notes at a redemption price equal to 109.75% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of redemption, provided that at least $195.0 million in aggregate principal amount of Notes remain outstanding immediately after such redemption. See "Description of
                                 Notes -- Optional Redemption."

Change of Control.............   Upon the occurrence of a Change of Control,
                                 each holder of Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase. See
                                 "Description of Notes -- Repurchase at the
                                 Option of Holders -- Change of Control."

Guarantees....................   The Notes will be unconditionally guaranteed on
                                 a senior unsecured basis by each of the
                                 Company's principal operating subsidiaries, and such Subsidiary Guarantees will rank pari passu in right of payment with all senior indebtedness of the Subsidiary Guarantors and senior to all future subordinated indebtedness of the Subsidiary Guarantors. The Subsidiary
                                 Guarantees may be released under certain circumstances. See "Description of
                                 Notes -- Subsidiary Guarantees."

Ranking.......................   The Notes will be senior unsecured obligations
                                 of the Company, ranking pari passu in right of payment with all senior indebtedness of the Company and senior to all subordinated indebtedness of the Company. The Notes and the Subsidiary Guarantees will be effectively subordinated to secured indebtedness of the Company and the Subsidiary Guarantors, respectively, including any indebtedness under the Senior Credit Facility (as defined), which will be secured by liens on substantially all of the assets of the Company and the Subsidiary
                                 Guarantors. At August 31, 1996, pro forma for the Mallard Acquisition and the Quail
                                 Acquisition and the related financings, the Notes and the Subsidiary Guarantees would have been effectively subordinated to $106.6 million of secured indebtedness (excluding letters of credit) of the Company and the Subsidiary
                                 Guarantors. Subject to certain limitations, the Company and its Subsidiaries may incur additional indebtedness in the future. See "Description of Senior Credit
                                 Facility" and "Description of
                                 Notes -- General."

Certain Covenants.............   The Indenture relating to the Notes contains
                                 certain covenants, including covenants that limit: (i) indebtedness; (ii) restricted payments; (iii) issuances and sales of capital stock of restricted subsidiaries; (iv) sale/leaseback transactions; (v) transactions with affiliates; (vi) liens; (vii) asset sales;
                                 (viii) dividends and other payment restrictions affecting restricted subsidiaries; (ix) conduct of business; and (x) mergers, consolidations or sales of assets. See "Description of Notes -- Certain Covenants."

Transfer Restrictions.........   The Old Notes were not registered under the
                                 Securities Act and unless so registered may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. See "Transfer Restrictions on the Old Notes".

Exchange Offer................   Pursuant to a registration rights agreement
                                 (the "Registration Rights Agreement") by and among the Company, the Subsidiary Guarantors and the Initial Purchasers, the Company agreed to (i) file a registration statement with the Commission (the "Exchange Offer Registration
                                 Statement") with respect to an offer to
                                 exchange the Notes (the "Exchange Offer") for senior debt securities of the Company with terms substantially identical to the Notes (the
                                 "New Notes") (except that the New Notes
                                 generally will not contain terms with respect to transfer restrictions) within 60 days after the date of original issuance of the Notes and
                                 (ii) use its best efforts to cause such
                                 registration statement to become effective under the Securities Act within 120 days after such issue date. The Registration Statement of which this Prospectus is a part constitutes such Exchange Offer Registration Statement. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if certain holders of the Notes notify the Company that they are not permitted to participate in, or would not receive freely tradeable Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective a registration statement (the "Shelf Registration
                                 Statement") with respect to the resale of the Notes and to keep the Shelf Registration
                                 Statement effective until three years after the date of original issuance of the Notes. The interest rate on the Old Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights
                                 Agreement. See "Description of
                                 Notes -- Registration Rights; Liquidated
                                 Damages."

                                  RISK FACTORS

     The Exchange Notes involves certain risks that a potential investor should carefully evaluate prior to making an investment. See "Risk Factors."

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The following table presents for the periods indicated certain historical financial data for Parker and certain pro forma combined financial data for the Company. The following information should be read together with "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Parker, Mallard and Quail, including the notes thereto, included elsewhere or incorporated by reference in this Prospectus.

                                                                 PARKER HISTORICAL
                                                         ----------------------------------
                                                                                                PRO FORMA
                                                               YEAR ENDED AUGUST 31,            YEAR ENDED
                                                         ----------------------------------     AUGUST 31,
                                                           1994         1995         1996        1996(1)
                                                         --------     --------     --------     ----------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total revenues........................................   $152,424     $157,371     $156,652      $277,022
Operating expenses:
    Drilling and other................................    121,295      118,060      112,766       189,718
    Depreciation, depletion and amortization .........     23,246       23,745       23,061        45,933
    General and administrative........................     17,018       17,063       19,428        19,428
    Provision for reduction in carrying value of
      certain assets(2)...............................     19,718           --           --            --
                                                         --------     --------     --------      --------
         Total operating expenses.....................    181,277      158,868      155,255       255,079
Operating income (loss)...............................    (28,853)      (1,497)       1,397        21,943
Interest income (expense), net........................      1,150        1,184        1,507       (37,537)
Other income(3).......................................        784        7,413        5,663         6,554
                                                         --------     --------     --------      --------
Income (loss) before income taxes.....................    (26,919)       7,100        8,567        (9,040)
Income tax expense....................................      1,887        3,184        4,514         6,877
                                                         --------     --------     --------      --------
Net income (loss).....................................   $(28,806)    $  3,916     $  4,053      $(15,917)
                                                         ========     ========     ========      ========
OTHER FINANCIAL DATA (UNAUDITED):
  EBITDA(4)...........................................   $ 14,111     $ 22,248     $ 24,458      $ 68,374
  Capital expenditures:
    Maintenance.......................................      5,444        5,133        6,646        14,863(5)
    Other.............................................     29,320       16,407       24,190        54,134
  Ratio of EBITDA to net interest expense(6)..........        n/a          n/a          n/a           1.8x

                                                                              AS OF AUGUST 31, 1996
                                                                          -----------------------------
                                                                           ACTUAL          PRO FORMA(1)
                                                                          --------         ------------
                                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and other short-term investments..............   $ 77,985           $ 83,877
  Property, plant and equipment, net...................................    124,177            381,310
  Total assets.........................................................    275,959            729,570
  Total debt...........................................................      3,378            404,289
  Total stockholders' equity(7)........................................    244,048            269,048

---------------

(1) The Pro Forma data includes pro forma adjustments to reflect the Mallard Acquisition and the Quail Acquisition and related financings.

(2) In fiscal year 1994, Parker reorganized its domestic land drilling and manufacturing operations and made the decision to dispose of certain drilling equipment, inventories and other properties. Accordingly, Parker removed 16 mechanical rigs from its domestic fleet and recorded a $19.7 million provision for the reduction in carrying value of certain assets.

(3) Other income for the years ended August 31, 1995 and 1996 includes $6.4 million and $5.4 million, respectively, of gains on the sale of assets.

(4) EBITDA represents operating income (loss) before depreciation, depletion and amortization and provision for reduction in carrying value of certain assets, plus, for pro forma purposes, gains on sales of rental property and equipment for Quail. EBITDA is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(5) Does not include maintenance capital expenditures for two rigs (Rig Nos. 72 and 73) acquired by Mallard in August 1996 or Rig No. 74, which was cold stacked during fiscal 1996. Management expects annual maintenance capital expenditures for these three rigs to be approximately $1.5 million in the aggregate. In addition, management expects annual maintenance capital expenditures, on a going forward basis, to be approximately $20.5 million.

(6) Exclude non-cash amortization of original issue discount and debt issuance costs of $1.6 million.

(7) Includes the shares of common stock issued upon conversion of the shares of Convertible Preferred Stock issued in the Mallard Acquisition. Such shares of Convertible Preferred Stock were automatically converted into shares of common stock in December 1996 upon approval by the stockholders of the Company of an increase in the number of authorized shares of common stock.

BARGE RIG ACTIVITY DATA

                                                                                         NINE
                                                                                        MONTHS
                                             YEAR ENDED DECEMBER 31,                     ENDED
                               ---------------------------------------------------   SEPTEMBER 30,
                                1991       1992       1993      1994        1995         1996        CURRENT(1)
                               -------    -------    -------   -------    --------   -------------   -----------
AVERAGE FOR PERIOD:
Domestic barge deep drilling
  Rigs available for
    service(2)................     7.0        7.0        7.0       7.0         7.0          7.0            7.0
  Utilization rate of rigs
    available for
    service(3)................      61%        71%        83%       73%         75%          82%           100%
  Dayrate..................... $ 8,652    $ 8,713    $ 9,606   $13,537    $ 12,880      $13,328        $15,466
  Cold stacked rigs(2)(4).....     1.0        1.0        1.0       1.0         2.0          2.0            4.0
Domestic barge intermediate
  drilling
  Rigs available for
    service(2)................     2.0        3.7        5.0       5.0         5.0          5.0            5.0
  Utilization rate of rigs
    available for
    service(3)................      69%        57%        77%       65%         74%          83%           100%
  Dayrate..................... $ 6,520    $ 7,015    $ 7,671   $10,432    $ 10,143      $10,165        $11,420
  Cold stacked rigs(2)........     0.0        0.0        0.0       0.0         0.0          0.0            0.0
Domestic barge workover and
  shallow drilling
  Rigs available for
    service(2)................     8.2        8.9       10.0       9.0         7.3          8.8           10.0
  Utilization rate of rigs
    available for
    service(3)................      75%        66%        66%       48%         66%          68%            50%
  Dayrate..................... $ 6,174    $ 6,301    $ 6,742   $ 8,181    $  8,066      $ 7,497        $ 7,770
  Cold stacked rigs(2)(5).....     3.0        8.9       12.0      13.0        12.6          9.2            5.0
International barge drilling
  Rigs available for
    service(2)................     0.3        1.0        1.0       1.0         1.0          1.3            3.0
  Utilization rate of rigs
    available for
    service(3)................      95%       100%        57%       46%         89%          99%           100%
  Dayrate..................... $23,493    $21,659    $22,049   $23,531    $ 25,141      $25,490        $25,498
  Cold stacked rigs(2)(4).....     0.7        0.0        0.0       0.0         0.0          0.0            1.0

LAND RIG ACTIVITY DATA

                                                                      YEAR ENDED AUGUST 31,
                                                           --------------------------------------------
                                                           1992      1993      1994      1995      1996
                                                           ----      ----      ----      ----      ----
Utilization of international land rigs(6)................  52%       40%       56%       54%       55%
Utilization of domestic land rigs(6)(7)..................  40%       41%       45%       46%       56%

---------------

(1) As of December 20, 1996.

(2) The number of rigs is determined by calculating the number of days each rig was in Mallard's fleet, e.g. a Mallard rig under contract or available for contract for an entire year is 1.0 "rigs available for service" and a Mallard rig cold stacked for one quarter is 0.25 "cold stacked rigs." "Rigs available for service" includes rigs currently under contract or available for contract. "Cold stacked rigs" includes all rigs that are stacked and would require significant refurbishment before being placed into service.

(3) Barge rig utilization rates are based on a weighted average basis assuming 365 days availability for all of its rigs available for service. Rigs acquired or disposed of have been treated as added to or removed from the rig fleet as of the date of acquisition or disposal. Rigs that are in operation or fully or partially staffed and on a revenue-producing standby status are considered to be utilized. Rigs under contract that generate revenues during moves between locations or during mobilization/demobilization are also considered to be utilized.

(4) Mallard acquired two cold stacked deep drilling barges in mid-1995 and a third cold stacked deep drilling barge, Rig No. 74, at the beginning of 1996. Rig No. 74 is currently in a shipyard in the Gulf of Mexico undergoing modification and upgrade in connection with its deployment to Nigeria.

(5) Mallard has removed a total of six stacked barge workover rigs from its fleet since the beginning of 1995 and has refurbished and activated two such rigs during this period.

(6) Parker calculates its land rig utilization rates on a weighted average basis assuming 365 days availability for all of its rigs. Rigs retired, disposed of or reclassified as assets held for sale have been treated as removed from the rig fleet as of the last day of each fiscal period, except as described in footnote (8) below. Rigs that are in operation or fully or partially staffed and on a revenue-producing standby status are considered to be utilized. Rigs under contract that generate revenues during moves between locations or during mobilization/demobilization are also considered to be utilized.

(7) Domestic utilization for the fiscal years ended August 31, 1992, 1993, 1994 and 1995 has been adjusted to reflect the removal of 16 domestic mechanical rigs in August 1994 and the sale of an additional 22 such rigs in August 1996. Including these 38 domestic rigs during such periods, historical domestic utilization was as follows: 1992 -- 13%, 1993 -- 14%, 1994 -- 15%, and 1995 -- 21%.

                                  RISK FACTORS

     The following risk factors, as well as the other information set forth in this Prospectus, should be carefully evaluated prior to making an investment in the Exchange Notes.

INDUSTRY CONDITIONS; IMPACT ON COMPANY'S OPERATING RESULTS

     The Company's revenues and earnings are affected directly by the worldwide level of oil and gas exploration and development activity. The level of such activity is affected by many factors over which the Company has no control, including, among others, the market prices of oil and gas, the volatility of such prices, the levels of production by, and other activities of, the Organization of Petroleum Exporting Countries and other oil and gas producers, governmental regulation and trade restrictions, worldwide economic activity, political stability in major oil producing areas, the development of alternate energy sources and the long-term effect of worldwide energy conservation measures. Since the early 1980s, the contract drilling business has been severely impacted by the decline and continued instability in the prices of oil and natural gas. Substantial uncertainty exists as to the future level of oil and gas drilling activity. A material decline in natural gas or crude oil prices could have a material adverse effect on the demand for, and sales of, the Company's services.

INCURRENCE OF SUBSTANTIAL INDEBTEDNESS

     At August 31, 1996, pro forma for the sale of the Notes, borrowings under the Senior Credit Facility and the Mallard and Quail Acquisitions, the Company would have $404.3 million in total indebtedness, compared with total actual indebtedness of $3.4 million at such date. The Company historically has operated at substantially lower levels of debt than will be outstanding after giving effect to the foregoing transactions. The Company's level of indebtedness will have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness,
(ii) the Company's leveraged position will substantially increase its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure, and (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the Notes, or to sell selected assets or reduce or delay planned capital expenditures. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt.

RISKS OF INTERNATIONAL OPERATIONS

     A major portion of Parker's operations are conducted in international markets, including South America, the Asia Pacific region and West Africa. In addition to the risks inherent in the drilling business, the Company's international operations are subject to certain political, economic and other uncertainties, including, among others, risks of war and civil disturbances, expropriation, nationalization, termination of existing contracts, taxation policies, foreign exchange restrictions and fluctuations and other risks arising out of foreign governmental sovereignty over certain areas in which the Company conducts operations. Although the Company seeks to protect against some of these risks through insurance, insurance is not available for all types of risks or for all areas in which the Company operates. To the extent insurance is available for a particular risk, there can be no assurance that such insurance will be sufficient to cover all losses that could be incurred with respect to a particular covered risk. Losses from these factors could be material in those countries where the Company has a significant concentration of assets.

     The Company's Nigerian operations are subject to certain risks relating to political instability in Nigeria and the possibility of the promulgation of legislation or regulations by the United States that, if adopted, could restrict the ability of Mallard and its customers to engage in trade with and invest in Nigeria. Since beginning operations in 1991, Mallard has not been materially affected by political instability in Nigeria, but other rig contractors have in recent years experienced work stoppages and delays relating to civil unrest in Nigeria. In addition, although no legislation materially restricting United States trade with or investment in Nigeria has been enacted to date, legislation was introduced in the 104th Congress, which recently adjourned, that would have restricted future trade with and investment in Nigeria. Further, the Clinton Administration reportedly has considered imposing economic sanctions that would restrict trade with or investments by U.S. persons in Nigeria, and consulted with other governments about the possibility of imposing such sanctions on a multilateral basis. If any such restrictions were to be adopted as a result of legislative or administrative action, the Company's contract drilling operations in Nigeria might have to be terminated or materially curtailed. In addition to reducing or eliminating a source of revenue and income, the Company could be required to redeploy its rigs out of Nigeria. The costs of such redeployment might not be reimbursable, and such costs, together with the lost revenues resulting from a termination of its Nigerian operations, could have a material adverse effect on the Company. Revenues and operating income attributable to the Company's Nigerian operations on a pro forma basis for the year ended August 31, 1996 were $26.7 million and $8.2 million, respectively.

EFFECTIVE SUBORDINATION

     Concurrently with the sale of the Old Notes, the Company established a Senior Credit Facility pursuant to which it has term borrowings of $100 million. In addition, the Company has the ability to borrow up to $45 million on a revolving credit basis under the Senior Credit Facility, subject to borrowing base limitations. The Senior Credit Facility is secured by liens on substantially all of the assets of the Company and the Subsidiary Guarantors. Accordingly, the lenders under the Senior Credit Facility have claims with respect to the assets constituting collateral for any indebtedness thereunder that will be satisfied prior to the unsecured claims of holders of the Notes. See "Description of Senior Credit Facility." In the event of a default on the Notes or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. Thus, the Notes and the Subsidiary Guarantees are effectively subordinated to claims of the lenders under the Senior Credit Facility to the extent of such pledged collateral. At August 31, 1996, pro forma for the Acquisitions and the related financings, the Notes and the Subsidiary Guarantees were effectively subordinated to $106.6 million of secured indebtedness (excluding letters of credit) of the Company and the Subsidiary Guarantors.

OPERATING HAZARDS; UNINSURED RISKS

     The Company's drilling operations are subject to various hazards inherent in the drilling of oil and gas wells, including blowouts, reservoir damage, loss of well control, cratering, and oil and gas well fires. Such events can result in personal injury or death, severe damage to or destruction of equipment and facilities, suspension of operations, and substantial damage to surrounding areas and the property of others. The Company's offshore operations also are subject to hazards inherent in marine operations, such as capsizings, groundings, collisions, damage from weather, sea damage or unsound location. For example, one of Mallard's rigs operating offshore Nigeria recently was damaged during normal operations and will require approximately six weeks to complete repairs. Generally, the Company obtains indemnification from its customers by contract for certain of these risks. To the extent not transferred to customers by contract, the Company seeks protection against such risks through insurance. However, potential liabilities associated with oilfield casualties or losses could arise in risk categories where no insurance has been purchased, where claims exceed the applicable insurance coverage, or where indemnification is not available or satisfied. The occurrence of events that are not fully insured or the failure of a customer to meet its indemnification obligations could have a material adverse effect on the Company. In addition, there can be no assurance that insurance will be available or, even if available, that insurance premiums or other costs will not rise sharply in the future.

RISKS ASSOCIATED WITH ACQUISITIONS

     The Mallard Acquisition and the Quail Acquisition each will require the Company to integrate and manage businesses that are related to, but substantially different from, Parkers's traditional land based drilling business. No assurance can be given that the Company will be successful in managing and incorporating such businesses into its existing operations or that such activities will not require a disproportionate amount of management's attention. The Company's failure to successfully incorporate the acquired businesses into its existing operations, or the occurrence of unexpected costs or liabilities in the acquired businesses, could have a material adverse effect on the Company.

COMPETITION

     The contract drilling industry is a highly competitive and cyclical business characterized by high capital and maintenance costs. Drilling contracts are generally awarded on a competitive bid basis and, while an operator may consider factors such as quality of service and type and location of equipment as well as the ability to provide ancillary services, price is generally the primary factor in determining which contractor is awarded a job. The Company believes that the market for drilling contracts will continue to be highly competitive for the foreseeable future, particularly in land drilling markets where there continues to be a worldwide oversupply of drilling rigs. Certain of the Company's competitors have greater financial resources than the Company, which may enable them to better withstand industry downturns, to compete more effectively on the basis of price, to build new rigs or to acquire existing rigs. There can be no assurance that the Company will be able to compete successfully against its competitors in the future.

RISK OF UPGRADE AND REFURBISHMENT PROJECTS

     The Company has plans to make significant expenditures to upgrade and refurbish certain of its rigs. These projects are subject to the risks of delay or cost overruns inherent in large refurbishment projects, including shortages of materials or skilled labor, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases, nonavailability of necessary equipment and inability to obtain any of the requisite permits or approvals. Significant delays could also have a material adverse effect on the Company's marketing plans for such rigs and could jeopardize the contracts under which the Company plans to operate such rigs.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

     Many aspects of the Company's operations are affected by domestic and foreign political developments and are subject to numerous domestic and foreign governmental regulations that may relate directly or indirectly to the contract drilling industry, including environmental and safety matters. Some of the Company's activities take place in or near ecologically sensitive areas, such as wetlands, beaches and inland waterways. Numerous federal and state environmental laws regulate drilling activities and impose liability for causing pollution in inland, coastal and offshore waters. In addition, the regulations applicable to the Company's operations include certain regulations that control the discharge of materials into the environment or require remediation of contamination under certain circumstances. For example, the Company may be liable for damages and costs incurred in connection with oil spills for which it is legally responsible. Certain environmental laws and regulations impose "strict liability," rendering a person liable without regard to negligence or fault on the part of such person. Such environmental laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, others, or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed.

     The Company has made and will continue to make expenditures to comply with environmental and safety requirements. Because the requirements imposed by such laws and regulations are subject to change, the Company is unable to predict the ultimate cost of compliance with such requirements. The modification of existing foreign or domestic laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, political, environmental or other reasons could have a material adverse effect on the Company by limiting drilling opportunities.

RESTRICTIONS IMPOSED BY LENDERS

     The Senior Credit Facility and the Indenture contain a number of covenants that will restrict the ability of the Company to dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures or other investments or acquisitions and otherwise restrict corporate activities. The Senior Credit Facility also contains requirements that the Company maintain certain financial ratios and may restrict the Company from prepaying the Company's other indebtedness (including the Notes). The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control. The breach of any of these covenants could result in a default under the Senior Credit Facility and the Indenture. In addition, as a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Description of Senior Credit Facility" and "Description of Notes."

FRAUDULENT CONVEYANCE

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Subsidiary Guarantors' issuance of the Subsidiary Guarantees. To the extent that a court were to find that (x) a Subsidiary Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Subsidiary Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business or
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Subsidiary Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the Company's issuance of the Notes. The Indenture will contain a savings clause, which generally will limit the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Subsidiary Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Subsidiary Guarantee of any Subsidiary Guarantor was avoided or limited as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities (including trade payables) of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Subsidiary Guarantees.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Subsidiary Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair marketable value of all of its assets at a fair valuation or if the present fair marketable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature. The terms of the Subsidiary Guarantees will provide that, for purposes of such limitations and the applicable fraudulent conveyance laws, any indebtedness of a Subsidiary Guarantor incurred from time to time pursuant to the Senior Credit Facility and secured by a perfected Lien on the assets of such Subsidiary Guarantor (assuming, for purposes of such determination, that the incurrence of any such indebtedness and the granting of any such security interest did not violate any such fraudulent conveyance laws) shall be deemed, to the extent of the value of the assets subject to such Lien, to have been incurred prior to the incurrence by such Subsidiary Guarantor of liability under its Subsidiary Guarantee.

Based upon financial and other information, the Company and the Subsidiary Guarantors believe that the Subsidiary Guarantees were incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor is solvent and will continue to be solvent after issuing its Subsidiary Guarantee, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company. See "Description of Notes -- Subsidiary Guarantees."

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

     The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have informed the Company that they currently intend to make a market in the Notes. However, they are not so obligated, and any such market making may be discontinued at any time without notice. In addition, any such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer or the pendency of the Shelf Registration Statement. See "Description of Notes -- Registration Rights; Liquidated Damages." Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Untendered Old Notes not exchanged for Exchange Notes pursuant to the Exchange Offer will remain subject to the existing restrictions upon transfer of such Old Notes. See "Transfer Restrictions on Old Notes." Because the Company anticipates that most holders of Old Notes will elect to exchange such Old Notes for Exchange Notes due to the general lack of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Old Notes remaining after the consummation of the Exchange Offer may be substantially limited. Additionally, holders (other than Restricted Holders) of any Old Notes not tendered in the Exchange Offer prior to the Expiration Date will not be entitled to require the Company to file the Shelf Registration Statement and the stated interest rate on such Old Notes will remain at its initial level of 9.75%.

                                  THE COMPANY

     Parker historically has been a leading provider of land contract drilling services on a worldwide basis to major, independent and foreign national oil companies, with an internationally recognized expertise in deep and difficult drilling and drilling in remote locations. As a result of the Mallard Acquisition, Parker has diversified its capabilities beyond land-based drilling services, giving the Company a leading presence in the Gulf of Mexico barge drilling and workover markets and the Nigerian barge drilling market. Parker also recently completed the acquisition of Quail, a company that provides specialized rental equipment for drilling, workover, completion and recompletion operations in the offshore Gulf of Mexico and Gulf Coast markets. The Quail Acquisition adds a complementary rental tool business to the Company's contract drilling operations, diversifying the Company's land and offshore operations outside of its core drilling business and providing additional opportunities for international expansion.

     The Company's operations now consist of (i) barge drilling and workover,
(ii) land drilling, (iii) platform drilling and (iv) rental tools.

BARGE DRILLING AND WORKOVER

     The Company's barge drilling and workover operations are concentrated in the shallow coastal waters, also known as "transition zones," of the Gulf of Mexico and Nigeria, where conventional jack-up rigs typically are unable to operate.

     DOMESTIC. The Company is the second-largest drilling contractor in the Gulf of Mexico barge market, with 15 drilling barges and 15 workover barges, most of which have been upgraded or refurbished since 1990. The barge market in the transition zones of the Gulf of Mexico has undergone significant attrition and consolidation in recent years, with the number of drilling rigs declining from over 120 in the early 1980s to approximately 54 today, and the number of competitors decreasing over the same period from more than 30 to only two significant contractors. Drilling and workover activity has been increasing in the Gulf of Mexico transition zones, spurred by the increased use of 3-D seismic technology that has resulted in the identification of previously undiscovered drilling prospects and the settlement of a dispute between the state of Louisiana and Texaco, the region's largest leaseholder. For the year ended December 31, 1995, Mallard's deep drilling barge rigs averaged 75% utilization and had an average dayrate of $12,880, as compared to 82% utilization and an average dayrate of $13,328 for the first nine months of 1996. Currently, 100% of Mallard's deep drilling barge rigs are in operation at an average dayrate of $15,466.

     The Company is the largest barge workover contractor in the Gulf of Mexico, with 15 rigs in its fleet. Management believes this sector of its business offers opportunities for substantial improvement for the following reasons: (i) oil and gas companies have recently made lease acquisitions, gathering 3-D seismic data and exploratory drilling into a higher priority than workover activity, and management expects workover activity to increase on a relative basis, (ii) the shallow coastal water area of Louisiana has been an active exploration area for a number of years and has a substantial number of producing wells that require periodic workover, and (iii) the Company has five stacked workover barges and therefore has the fleet capacity, upon refurbishment, to benefit from increases in utilization and dayrates as demand improves. In June 1996, Mallard entered into an exclusive one-year alliance agreement with Texaco to provide barge rig completion and workover services in the shallow coastal waters of the Gulf of Mexico. The barge workover business complements the Company's land and barge drilling businesses due to substantial customer overlap and serves to lessen the Company's dependence on drilling activity by increasing the Company's operations in the production phase of an oil and gas well. For the year ended December 31, 1995, Mallard's barge workover rigs averaged 66% utilization and had an average dayrate of $8,066 as compared to 68% utilization and an average dayrate of $7,497 for the first nine months of 1996. Currently, 50% of Mallard's barge workover rigs are operating at an average dayrate of $7,770.

     INTERNATIONAL. The Company's international barge fleet is concentrated in the transition zones of Nigeria, where it is the leading barge drilling contractor. The Company is currently operating three deep drilling barges under long-term contracts for affiliates of Shell and Chevron at an average dayrate of $25,498. A fourth barge rig is currently being upgraded to commence operations under a two-year contract in

January 1997 for an affiliate of Chevron at an initial dayrate of $26,535. The Company anticipates that 3-D seismic technology will stimulate increases in demand for drilling in a number of other foreign transition zones, including those of Venezuela, Indonesia, Tunisia, Mexico and the Caspian Sea.

LAND DRILLING

     Since its inception in 1934, Parker has provided land drilling services throughout the United States and in 46 foreign countries, making it one of the most geographically diverse land drilling contractors in the world. Parker specializes in the drilling of deep and difficult wells and wells in remote and harsh locations. The Company has a total of 69 land rigs, including six rigs acquired in the Mallard Acquisition. A total of 52 rigs currently are located in 13 foreign countries (including 23 helicopter-transportable rigs) and 17 rigs are located in the United States. Parker's international land drilling operations are focused primarily in South America and the Asia Pacific region, where Parker specializes in drilling that requires equipment specially designed to be transported by helicopter or all-terrain vehicles into remote areas such as jungles, mountainsides or desert locations. Management believes Parker is the dominant operator in the heli-rig market, with an estimated 75% worldwide market share. Parker traditionally has been a pioneer in "frontier areas" and is currently working in China, Russia, Kazakstan and Vietnam.

PLATFORM DRILLING

     The Company operates six platform rigs and one shallow water workover jackup rig which were acquired as part of the Mallard Acquisition. Three platform rigs and the jackup rig are located in the Gulf of Mexico; two platform rigs are located in Peru; and one platform rig is located in Thailand. One platform rig in the Gulf of Mexico has been refurbished to incorporate a modular self-erecting system that significantly improves the efficiency of rigging up and rigging down on platforms. Management believes that the incorporation of this self-erecting system on its other platform rigs could result in increased demand for its platform rigs both in the Gulf of Mexico and internationally.

RENTAL TOOLS

     As a result of the Quail Acquisition, the Company is a provider of premium rental tools used in difficult well drilling, production and workover, primarily to companies operating in the Gulf of Mexico and the Gulf Coast regions. The Company's rental tools include a full line of drill pipe, drill collars, tubing, high- and low-pressure blowout preventers and manifolds, casing scrapers and cement and junk mills. Quail has recently entered into a contract with a major oil company to be its preferred provider of rental tools to the onshore and offshore Texas markets, which management believes will substantially expand its existing operations. Management also believes that its international drilling operations will enable the Company to expand the rental tool business internationally as well as incorporate rental services as part of integrated drilling or project management contracts.

THE MALLARD AND QUAIL ACQUISITIONS

     On November 12, 1996, Parker acquired Mallard and certain related operations from EVI. The consideration for the Mallard Acquisition was $338 million, consisting of $313 million in cash, subject to adjustment for changes in Mallard's net assets prior to closing, and $25 million in shares of the Company's Series D convertible preferred stock (the "Convertible Preferred Stock"). The adjustments for changes in Mallard's net assets prior to closing resulted in a reduced cash consideration of $306.9 million. The adjustments consisted of a $1.7 million increase in Mallard's net assets and a $7.8 million reduction to reimburse the Company for the cost of upgrading Rig No. 74. The shares of convertible preferred stock were automatically converted into 3,056,600 shares of the Company's common stock upon approval by the stockholders of the Company of an increase in the number of authorized shares of common stock on December 18, 1996.

     On November 12, 1996, Parker acquired all of the stock of Quail for $65 million in cash.

     The Mallard Acquisition and the Quail Acquisition diversify the Company's operations, which management believes will reduce the Company's earnings volatility, and will provide Parker with an entrance into two particularly high growth segments of the oil service industry. Additionally, management believes that Parker, Mallard and Quail will each benefit from the following synergies:
(i) existing customer relationships and an expanded customer base; (ii) increased utilization of equipment and inventory; and (iii) sharing of drilling technology, expertise and personnel. The Company's management also believes that there are significant opportunities to expand Mallard's and Quail's operations into international markets where Parker has established operations, experience and customer relationships. Finally, the Company may be able to use its net operating loss carryforwards, currently $142 million, to reduce U.S. taxes resulting from Mallard's and Quail's earnings.

                               PRIVATE PLACEMENT

     On November 12, 1996, the Company completed the private sale to the Initial Purchasers of $300,000,000 principal amount of the Old Notes at a price of 96.34% of the principal amount thereof in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Initial Purchasers thereupon offered and resold the Old Notes only to qualified institutional buyers and a limited number of institutional accredited investors at an initial price to such purchasers of 99.215% of the principal amount thereof. The $289.0 million net proceeds received by the Company in connection with the sale of the Old Notes, together with borrowings of $100 million under the Senior Credit Facility, were used to finance the cash portion of the purchase price for the Mallard Acquisition and the Quail Acquisition and certain related expenses.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in capitalization of the Company.

                                 CAPITALIZATION

     The following table sets forth as of August 31, 1996 the actual cash, short-term debt and capitalization of Parker and the cash, short-term debt and capitalization of the Company as adjusted to give effect to (i) the Mallard Acquisition, (ii) the Quail Acquisition, (iii) the sale of the Old Notes and the application of the net proceeds therefrom, (iv) the incurrence of $100 million in term debt under the Senior Credit Facility and (v) the issuance of Convertible Preferred Stock in connection with the Mallard Acquisition and the automatic conversion of such shares into common stock in December 1996. This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations and Parker's Consolidated Financial Statements, including the notes thereto, included elsewhere or incorporated by reference in this Offering Circular.

                                                                          AT AUGUST 31, 1996
                                                                        -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     ----------
                                                                        (DOLLARS IN THOUSANDS)
Cash, cash equivalents and other short-term investments...............  $ 77,985      $ 83,877
                                                                        ========      ========
Current portion of long-term debt.....................................  $    584      $ 12,850
                                                                        ========      ========
Long-term debt:
  Senior Credit Facility(1)...........................................  $     --      $ 90,000
  Senior Notes due 2006(2)............................................        --       297,645
  Existing debt.......................................................     2,794         3,794
                                                                        --------      --------
          Total long-term debt........................................     2,794       391,439
                                                                        --------      --------
Stockholders' equity:
  Common Stock, $0.16 2/3 par value; 120,000,000 shares authorized;
     65,327,088 shares outstanding and 68,383,688 shares outstanding,
     as adjusted(3)...................................................    10,888        11,397
  Additional paid-in capital..........................................   254,955       279,446
  Retained earnings (deficit).........................................   (20,338)      (20,338)
  Other...............................................................    (1,457)       (1,457)
                                                                        --------      --------
          Total stockholders' equity..................................   244,048       269,048
                                                                        --------      --------
            Total capitalization......................................  $246,842      $660,487
                                                                        ========      ========

---------------

(1) The Company has maximum availability of $45 million under the revolving credit portion of the Senior Credit Facility, subject to borrowing base limitations. A portion of the revolving credit facility may be used to support letters of credit, approximately $10 million of which are anticipated to be outstanding upon consummation of the Acquisitions. See "Description of Senior Credit Facility."

(2)Reflects $2.4 million of original issue discount.

(3)On December 18, 1996, the shareholders of Parker approved an increase in the number of authorized shares of common stock from 70,000,000 to 120,000,000. Upon this approval, the Convertible Preferred Stock issued to EVI as partial consideration for the Mallard Acquisition automatically converted into 3,056,600 shares of common stock.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial information is derived from the historical financial statements of Parker, Mallard and Quail, incorporated by reference herein, and certain assumptions deemed appropriate by the Company. The Unaudited Pro Forma Combined Statement of Operations for the year ended August 31, 1996 reflects (i) the Mallard Acquisition, (ii) the Quail Acquisition, (iii) the acquisition by Mallard of two drilling barges from Noble Drilling Corporation ("Noble") in August 1996, (iv) the issuance of the Notes and the application of the net proceeds therefrom, (v) borrowings of $100 million in term loans under the Senior Credit Facility, and (vi) the issuance of $25 million in shares of convertible preferred stock, and the subsequent conversion of such shares into 3,056,600 shares of common stock in December 1996, as if such transactions had occurred on September 1, 1995. The Unaudited Pro Forma Combined Balance Sheet as of August 31, 1996 reflects such transactions as if they had occurred on August 31, 1996. Such unaudited pro forma combined information combines (i) the audited operating results and balance sheet data for Parker for the twelve months ended and as of August 31, 1996; (ii) the unaudited operating results and balance sheet data of Mallard for the twelve months ended and as of September 30, 1996; and (iii) the unaudited operating results and balance sheet data of Quail for the twelve months ended and as of August 31, 1996. The unaudited pro forma combined financial information should be read in conjunction with the notes thereto and the historical financial statements of the Parker, Mallard and Quail, including the notes thereto, incorporated by reference herein.

     The pro forma adjustments to give effect to the various events described above are based upon currently available information and upon certain assumptions that management believes are reasonable. The historical operating results of Mallard included in the Unaudited Pro Forma Combined Financial Statements do not reflect any allocation of general corporate, accounting, tax, legal and other administrative costs incurred by its parent corporation. See
Note 1 of the notes to the historical financial statements of Mallard included elsewhere herein. Management does not believe that it will be required to incur any significant amount of additional general and administrative expense in connection with the incorporation of Mallard's operations. The Acquisitions have been accounted for by the Company under the purchase method of accounting and the assets and liabilities of Mallard and Quail were recorded at their estimated fair market values at the date of acquisition. The adjustments included in the Unaudited Pro Forma Combined Financial Statements reflect the Company's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not vary significantly from the estimated adjustments reflected in the unaudited pro forma combined financial information.

     The unaudited pro forma combined financial information does not purport to be indicative of the financial position or results of operations that would actually have occurred if the transactions described had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, oil and gas commodity prices, the demand and prices for contract drilling services and rental tools, increases in the number of rigs available for service, the Company's ability to successfully integrate the operations of Mallard and Quail with its current business and several other factors, many of which are beyond the Company's control. See "Risk Factors."

                    PARKER DRILLING COMPANY AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                AUGUST 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                          AS OF
                                                        -----------------------------------------
                                                        AUGUST 31,    SEPTEMBER 30,    AUGUST 31,
                                                           1996           1996            1996
                                                        ----------    -------------    ----------
                                                          PARKER         MALLARD         QUAIL      ADJUSTMENTS(1)      PRO FORMA
                                                        ----------    -------------    ----------   --------------      ---------
ASSETS
Current assets:
  Cash and cash equivalents............................  $ 61,738       $   1,547       $    287      $  385,845(a)     $ 67,630
                                                                                                        (381,500)(b)
                                                                                                            (287)(b)
  Other short-term investments.........................    16,247              --            533            (533)(b)      16,247
  Accounts and notes receivable........................    33,675          23,491          2,838          (1,500)(b)      58,504
  Rig materials and supplies...........................    10,735           4,664             --          (1,500)(b)      13,899
  Other current assets.................................     3,653          12,013            149                          15,815
                                                         --------        --------        -------       ---------        --------
        Total current assets...........................   126,048          41,715          3,807             525         172,095
Property, plant and equipment:
  Drilling equipment...................................   423,023         164,183             --          65,667(b,c)    652,873
  Rental equipment.....................................        --              --         21,311          (2,324)(b,c)    18,987
  Buildings, land and improvements.....................    14,871           1,455          2,684                          19,010
  Other................................................    19,153           2,164          1,993                          23,310
  Construction in progress.............................    18,844              --             --                          18,844
                                                         --------        --------        -------       ---------        --------
                                                          475,891         167,802         25,988          63,343         733,024
  Less accumulated depreciation, depletion and
    amortization.......................................   351,714          27,333         16,324         (43,657)(c)     351,714
                                                         --------        --------        -------       ---------        --------
  Net property, plant and equipment....................   124,177         140,469          9,664         107,000         381,310
Intangibles resulting from business acquisitions.......        --           1,578             --         137,847(b)      137,847
                                                                                                          (1,578)(b)
Other noncurrent assets................................    25,734           2,154          3,863          11,800(a)       38,318
                                                                                                          (5,233)(b)
                                                         --------        --------        -------       ---------        --------
        Total assets...................................  $275,959       $ 185,916       $ 17,334      $  250,361        $729,570
                                                         ========        ========        =======       =========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt....................  $    584       $   2,266       $     --      $   10,000(a)     $ 12,850
  Accounts payable.....................................     9,415           9,961            183                          19,559
  Accrued liabilities..................................     6,911           9,327            169           7,645(b)       24,052
  Accrued income taxes.................................     6,217              --             --                           6,217
                                                         --------        --------        -------       ---------        --------
        Total current liabilities......................    23,127          21,554            352          17,645          62,678
Long-term debt.........................................     2,794           1,000             --         387,645(a)      391,439
Deferred income taxes..................................        --          14,134             --         (14,134)(b)          --
Other long-term liabilities............................     5,990             415             --                           6,405
Stockholders' equity:
  Common stock.........................................    10,888              --             13             496(b)       11,397
  Capital in excess of par value.......................   254,955         123,125              9         (98,643)(b)     279,446
  Retained earnings (accumulated deficit)..............   (20,338)         25,688         16,959         (42,647)(b)     (20,338)
  Other................................................    (1,457)             --              1              (1)(b)      (1,457)
                                                         --------        --------        -------       ---------        --------
        Total stockholders' equity.....................   244,048         148,813         16,982        (140,795)        269,048
                                                         --------        --------        -------       ---------        --------
        Total liabilities and stockholders' equity.....  $275,959       $ 185,916       $ 17,334      $  250,361        $729,570
                                                         ========        ========        =======       =========        ========

                    PARKER DRILLING COMPANY AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE VALUES)

                                                               12 MONTHS ENDED
                                                   ---------------------------------------
                                                   AUGUST 31,   SEPTEMBER 30,   AUGUST 31,
                                                      1996          1996           1996
                                                   ----------   -------------   ----------
                                                     PARKER        MALLARD        QUAIL      ADJUSTMENTS(1)     PRO FORMA
                                                   ----------   -------------   ----------   --------------     ----------
Revenues:
  Drilling contracts.............................. $  145,160      $87,293       $     --       $ 15,648(d)     $  248,101
  Rental..........................................         --           --         17,429                           17,429
  Other...........................................     11,492           --             --                           11,492
                                                   ----------      -------        -------       --------        ----------
          Total revenues..........................    156,652       87,293         17,429         15,648           277,022
Operating expenses:
  Drilling........................................    100,942       51,392             --          8,414(d)        172,289
                                                                                                    (153)(e)
                                                                                                  11,694(g)
  Rental..........................................         --           --          1,767          3,838(g)          5,605
  Other...........................................     11,824           --             --                           11,824
  Depreciation, depletion and amortization........     23,061       11,833          2,789          3,703(c)         45,933
                                                                                                   4,547(f)
  General and administrative......................     19,428       11,694          3,838        (15,532)(g)        19,428
                                                   ----------      -------        -------       --------        ----------
          Total operating expenses................    155,255       74,919          8,394         16,511           255,079
Operating income..................................      1,397       12,374          9,035           (863)           21,943
Other income (expense):
  Interest expense................................       (135)        (483)            --        (37,000)(h)       (39,179)
                                                                                                  (1,561)(j)
  Interest income.................................      1,642           --            165           (165)(i)         1,642
  Other...........................................      5,663          312            999           (420)(i)         6,554
                                                   ----------      -------        -------       --------        ----------
          Total other income (expense)............      7,170         (171)         1,164        (39,146)          (30,983)
Income (loss) before income taxes.................      8,567       12,203         10,199        (40,009)           (9,040)
                                                   ----------      -------        -------       --------        ----------
Income tax expense (benefit)......................      4,514        4,899             --         (3,318)(k)         6,877
                                                                                                     782(d)
                                                   ----------      -------        -------       --------        ----------
Net income (loss)................................. $    4,053      $ 7,304       $ 10,199       $(37,473)       $  (15,917)
                                                   ==========      =======        =======       ========        ==========
Earnings (loss) per share, primary and fully
  diluted......................................... $     0.07                                                   $    (0.26)
                                                   ==========                                                   ==========
Weighted average shares outstanding (fully
  diluted)........................................ 57,466,183                                                   60,522,783
                                                   ==========                                                   ==========
Ratio of earnings to fixed charges................                                                                     n/a(l)

                    PARKER DRILLING COMPANY AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1  PRO FORMA ADJUSTMENTS

     (a) To record $100 million of term debt under the Senior Credit Facility, with payments due semi-annually beginning May 1997, $297.6 million of Senior Notes due 2006, net of $2.4 million of original issue discount, and debt issuance costs of $11.8 million.

     (b) To record the estimated purchase price allocation to the assets and liabilities purchased from Mallard and Quail. Details of the purchase price allocation are as follows (in thousands):

                                                           MALLARD       QUAIL       TOTAL
                                                           --------     -------     --------
    PURCHASE PRICE
    Cash................................................   $313,000     $65,000     $378,000
    Common Stock(1).....................................     25,000          --       25,000
    Fees and expenses...................................      2,500       1,000        3,500
                                                           --------     -------     --------
              Total.....................................   $340,500     $66,000     $406,500
                                                           ========     =======     ========
    PURCHASE PRICE ALLOCATION
    Increase in property and equipment..................     93,000      14,000      107,000
    Adjust certain assets and liabilities:
      Accounts receivable...............................     (1,500)         --       (1,500)
      Inventory.........................................     (1,500)         --       (1,500)
      Other noncurrent assets...........................     (1,370)         --       (1,370)
      Accrued liabilities...............................     (7,645)         --       (7,645)
    Eliminate stockholders' equity......................    148,813      16,982      165,795
    Eliminate assets/liabilities that are not a part of
      the Acquisitions:
      Cash and cash equivalents.........................         --        (287)        (287)
      Other short-term investments......................         --        (533)        (533)
      Other noncurrent assets -- marketable
         securities.....................................         --      (3,863)      (3,863)
      Intangible assets.................................     (1,578)         --       (1,578)
      Deferred income taxes.............................     14,134          --       14,134
    Cost in excess of net assets acquired...............     98,146      39,701      137,847
                                                           --------     -------     --------
                                                           $340,500     $66,000     $406,500
                                                           ========     =======     ========

---------------

        (1) In December 1996, the Convertible Preferred Stock was converted into 3,056,600 shares of Common Stock, par value $0.16 2/3 per share.

     (c) To adjust depreciation expense on assets acquired using the allocated purchase price and to eliminate historical accumulated depreciation
(Mallard -- $27.3 million, Quail -- $16.3 million) on these assets. Depreciation was calculated over 17 1/2 years for drilling rigs and seven years for tool rental equipment using 5% salvage on both.

     (d) To record the estimated historical results of operations for two barge rigs acquired by Mallard from Noble on August 21, 1996. The two rigs are working under a long-term contract in Nigeria at dayrates of $26,215 and $22,000, respectively. Estimated historical results of operations were derived from the contractual dayrates on the two rigs, estimated operating costs based on a similar Mallard barge rig operating in Nigeria and the related Nigerian taxes.

     (e) Eliminates expenses associated with Iranian operations not purchased.

     (f) Amortization of excess cost over fair value of net assets acquired over 30 years.

     (g) Reclassify the general and administrative expense of Mallard and Quail to drilling expense and rental expense, respectively.

     (h) To record interest expense related to $100 million term debt under the Senior Credit Facility, assuming a rate of 7.75%, and $300 million of principal amount of Senior Notes at a rate of 9.75%.

     (i) Eliminate interest and investment income on Quail cash and investments not acquired.

     (j) Amortization of original issue discount and debt issuance costs over the ten-year term of the Notes and the six-year term of the term loan portion of the Senior Credit Facility.

     (k) Eliminate U.S. federal income taxes allocated to Mallard by its former parent as a result of the Company's significant net operating loss ("NOL") carryforwards for U.S. federal income tax purposes. Also as a result of the Company's NOL carryforwards no U.S. federal income taxes have been added for Quail, which prior to the Quail Acquisition was an S corporation for U.S. federal income tax purposes.

     (l) For the purposes of these calculations, earnings consist of income
(loss) before income taxes plus interest expense, and fixed charges consist of interest expense. For the 12 months ended August 31, 1996 (historical), the Company's Pro Forma earnings were inadequate to cover fixed charges by $9.0 million.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
PARKER

     The historical financial data presented in the table below for and at the end of each of the fiscal years in the five-year period ended August 31, 1996 are derived from the consolidated statements of Parker audited by Coopers & Lybrand L.L.P., independent accountants. The data presented below should be read in conjunction with Parker's Consolidated Financial Statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this Prospectus.

                                                             YEAR ENDED AUGUST 31,
                                              ----------------------------------------------------
                                                1992       1993       1994       1995       1996
                                              --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Drilling contracts........................  $116,082   $ 96,719   $147,480   $153,075   $145,160
  Other.....................................     7,250      4,082      4,944      4,296     11,492
                                              --------   --------   --------   --------   --------
          Total revenues....................   123,332    100,801    152,424    157,371    156,652
Operating expenses:
  Drilling..................................    74,196     69,237    114,732    113,132    100,942
  Other.....................................     8,007      5,951      6,563      4,928     11,824
  Depreciation, depletion and
     amortization...........................    23,182     23,376     23,246     23,745     23,061
  General and administrative................    15,753     14,617     17,018     17,063     19,428
  Provision for reduction in carrying value
     of certain assets(1)...................    19,257         --     19,718         --         --
                                              --------   --------   --------   --------   --------
          Total operating expenses..........   140,395    113,181    181,277    158,868    155,255
                                              --------   --------   --------   --------   --------
Operating income (loss).....................   (17,063)   (12,380)   (28,853)    (1,497)     1,397
Other income (expense):
  Interest income (expense), net............     1,592      1,676      1,150      1,184      1,507
  Minority interest.........................       596        149       (135)      (227)        --
  Other(2)..................................     6,504       (469)       919      7,640      5,663
                                              --------   --------   --------   --------   --------
          Total other income................     8,692      1,356      1,934      8,597      7,170
                                              --------   --------   --------   --------   --------
Income (loss) before income taxes...........    (8,371)   (11,024)   (26,919)     7,100      8,567
Income tax expense (benefit)................     2,795       (337)     1,887      3,184      4,514
                                              --------   --------   --------   --------   --------
          Net income (loss).................  $(11,166)  $(10,687)  $(28,806)  $  3,916   $  4,053
                                              ========   ========   ========   ========   ========
OTHER FINANCIAL DATA (UNAUDITED):
EBITDA(3)...................................  $ 25,376   $ 10,996   $ 14,111   $ 22,248   $ 24,458
Ratio of earnings to fixed charges(4).......       n/a        n/a        n/a       81.7x      64.5x
Capital expenditures:
  Maintenance...............................     4,036      3,552      5,444      5,133      6,646
  Other.....................................    23,931     15,165     29,320     16,407     24,190
BALANCE SHEET DATA (END OF PERIOD):
Cash, cash equivalents and other short-term
  investments...............................  $ 37,319   $ 43,989   $ 14,471   $ 22,124   $ 77,985
Property, plant and equipment, net..........   145,750    139,326    127,178    122,258    124,177
Total assets................................   245,869    236,342    209,348    216,959    275,959
Total debt..................................       932         --         --      2,037      3,378
Total stockholders' equity..................   210,181    207,679    180,583    186,920    244,048

---------------

(1) In fiscal 1992, management evaluated Parker's assets and operations with the intent of reducing future operating costs and disposing of non-performing assets. Accordingly, Parker removed 14 rigs from its domestic fleet and two rigs from its international fleet and recorded a $19.3 million provision for reduction in carrying value of certain assets. In fiscal 1994, Parker reorganized its domestic land drilling and manufacturing operations and made the decision to dispose of certain drilling equipment inventories and other properties. Accordingly, Parker removed 16 rigs from its domestic fleet and recorded a $19.7 million provision for reduction in carrying value of certain assets.

(2) Other income for the year ended August 31, 1992 included a $4.0 million gain on settlement and $2.6 million of gains on the sales of assets. Other income for the years ended August 31, 1995 and 1996 included $6.4 million and $5.4 million, respectively, of gains on the sales of assets.

(3) EBITDA represents operating income (loss) before depreciation, depletion and amortization and provision for reduction in carrying value of certain assets. EBITDA is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(4) For purposes of these calculations, earnings consist of income (loss) before income taxes plus interest expense and fixed charges consist of interest expense. Earnings were not sufficient during 1992, 1993 and 1994 to cover fixed charges. The deficiencies were: 1992 -- $8.4 million, 1993 -- $11.0 million and 1994 -- $26.9 million.

MALLARD

     The following selected historical statement of operations data reflects the operations of the Mallard Bay Drilling division of EVI for each of the three years ended December 31, 1995, and the nine-month periods ended September 30, 1995 and 1996. The data for the nine months ended September 30, 1996 is not necessarily indicative of results that may be expected for the full year. The data for the nine-month periods ended September 30, 1995 and 1996 is unaudited and subject to normal year-end, recurring adjustments. This information should be read in conjunction with Mallard's Combined Financial Statements, including the notes thereto, incorporated by reference in this Prospectus.

                                                                                NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                            -------------------------------    -------------------
                                             1993        1994        1995       1995        1996
                                            -------    --------    --------    -------    --------
                                                                                   (UNAUDITED)

                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues................................. $74,379    $ 63,252    $ 79,912    $59,540    $ 66,921
  Costs and expenses:
     Cost of sales.........................  55,201      41,236      57,063     42,279      48,441
     Selling, general and
       administrative(1)...................   7,381       6,185       8,374      5,448       8,768
                                            -------    --------    --------    -------    --------
  Operating income.........................  11,797      15,831(2)   14,475     11,813       9,712
  Other income (expense):
     Interest income (expense), net........     112        (162)       (339)      (152)       (296)
     Other income (expense), net...........     216         266        (107)      (311)        108
  Income before income taxes...............  12,125      15,935      14,029     11,350       9,524
  Provision for income taxes...............   4,268       5,601       5,320      4,247       3,799
                                            -------    --------    --------    -------    --------
  Net income............................... $ 7,857    $ 10,334    $  8,709    $ 7,103    $  5,725
                                            =======    ========    ========    =======    ========
OTHER FINANCIAL DATA (UNAUDITED):
  EBITDA(3)................................ $16,178    $ 20,702    $ 22,852    $17,436    $ 18,791
  Capital expenditures:
     Maintenance...........................   1,350       3,581       2,856      4,776       7,637
     Other.................................   3,118       8,157      20,042      5,822      13,778

---------------

(1) The historical operating results of Mallard do not reflect any allocation of general corporate, accounting, tax, legal and other administrative costs incurred by its parent corporation in that such costs are not considered to be direct costs relating to the operations of Mallard or variable costs based on the operations of Mallard.

(2) Operating income in 1994 included an insurance settlement with respect to the termination of its contract with the National Iranian Oil Company ("NIOC") which increased operating income by $4.8 million and was reduced by operating losses of $2.6 million relating to the Iranian operation for 1994.

(3) EBITDA represents operating income (loss) before depreciation, depletion and amortization. EBITDA is frequently used by securities analysts and is presented here to provide additional information about Mallard's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

QUAIL

     The following selected historical financial data for Quail for each of the three years ended December 31, 1995, and the unaudited financial information for the eight-month periods ended August 31, 1995 and 1996, are derived from Quail's historical financial statements. The data for the eight months ended August 31, 1996 is not necessarily indicative of results that may be expected for the full year. The financial information for the eight-month periods ended August 31, 1995 and 1996 is unaudited and is subject to normal year-end, recurring adjustments. This information should be read in conjunction with Quail's historical financial statements, including the notes thereto, incorporated by reference in this Prospectus.

                                                                                   EIGHT MONTHS
                                                   YEAR ENDED DECEMBER 31,       ENDED AUGUST 31,
                                                -----------------------------    -----------------
                                                 1993       1994       1995       1995      1996
                                                -------    -------    -------    ------    -------
                                                   (DOLLARS IN THOUSANDS)           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Equipment rental revenues.....................  $10,457    $10,838    $13,883    $8,283    $11,829
Expenses:
  Cost of rentals.............................    1,725      1,137      1,348       814      1,234
  Selling, general and administrative
     expenses.................................    3,351      3,356      3,342     2,050      2,546
  Depreciation................................    1,644      1,769      2,188     1,200      1,800
                                                -------    -------    -------    ------    -------
                                                  6,720      6,262      6,878     4,064      5,580
                                                -------    -------    -------    ------    -------
Operating income..............................    3,737      4,576      7,005     4,219      6,249
                                                -------    -------    -------    ------    -------
Other income:
  Gain on sales of property and equipment.....       65        387        458       203        243
  Other investment income (1).................      499        713        320       298        531
  Other.......................................        4          8         61         7         59
                                                -------    -------    -------    ------    -------
                                                    568      1,108        839       508        833
                                                -------    -------    -------    ------    -------
          Net earnings(2).....................  $ 4,305    $ 5,684    $ 7,844    $4,727    $ 7,082
                                                =======    =======    =======    ======    =======
OTHER FINANCIAL DATA:
EBITDA(3).....................................  $ 5,446    $ 6,732    $ 9,651    $5,622    $ 8,292
Capital expenditures..........................    2,415      2,458      3,160     1,746      3,745

---------------

(1) Parker did not acquire any of Quail's investment assets in the Quail Acquisition.

(2) During the periods presented, Quail has been classified as an S corporation for federal income tax purposes and, therefore, no provision for income taxes is reflected in Quail's financial statements.

(3) EBITDA represents operating income (loss) before depreciation, depletion and amortization plus gains on sales of property and equipment. EBITDA is frequently used by securities analysts and is presented here to provide additional information about Quail's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

                               THE EXCHANGE OFFER

GENERAL

     In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights under the Registration Rights Agreement. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "Description of Notes -- Registration Rights; Liquidated Damages."

     For each $1,000 principal amount of Old Notes surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Notes will receive $1,000 principal amount of Exchange Notes. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in integral multiples of $1,000 principal amount.

     Under existing interpretations of the staff of the SEC, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1989), the Morgan Stanley Letter and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes could not rely on the interpretation by the staff of the SEC enunciated in the Morgan Stanley Letter and similar no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business and (iii) it is not participating in, and it has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The staff of the SEC has taken the position in no-action letters issued to third parties including Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes. See "Plan of Distribution."

     The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged Exchange Notes for all outstanding Old Notes (other than Old Notes held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, Exchange Notes for all Old Notes that have been tendered and not withdrawn on the date that is 30 days following the commencement of the Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

     As of the date of this Prospectus, $300,000,000 principal amount of Old Notes are issued and outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A.

     The Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders. If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

     This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean February 10, 1997 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time. The Company reserves the right
(i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1997. Holders of Exchange Notes of record on November 1, 1996 will receive interest on May 15, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, November 12, 1996, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the May 15, 1997 interest payment for the Old Notes, holders who exchange their Old Notes for

Exchange Notes will receive the same interest payment on May 15, 1997 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders. The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company. Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

     Any beneficial holder whose Old Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of the registered holder. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by the record holder(s) of the Old Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Old Notes. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Exchange Notes are being issued directly to such registered holder (or deposited into the participant's account at DTC) or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC) or a Notice of Guaranteed Delivery from an

Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC) with the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. In addition, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "-- Termination," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will establish an account with respect to the Old Notes at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "-- Exchange Agent", or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Old Notes shall be deemed to include DTC's book-entry delivery method.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if: (i) the tender is made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the registration number or numbers of such Old Notes (if applicable), and the total principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal, together with the Old Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal, together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of such a book-entry transfer) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

     Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes, and that such holder is not a Restricted Holder.

     Old Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at
DTC) must be received by the Exchange Agent, with the Letter of Transmittal and any other required documents, by the Expiration Date or within the time periods set forth above pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. Each holder tendering the Old Notes for exchange sells, assigns and transfers the Old Notes to the Exchange Agent, as agent of the Company, and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be transferred and exchanged. The holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Old Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Old Notes, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company. The holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death, incapacity or dissolution of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Old Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Old Notes not theretofore accepted for exchange, and may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer.

EXCHANGE AGENT

     Texas Commerce Bank National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Mail:                                      By Hand or Overnight Courier:
Texas Commerce Bank National                  Texas Commerce Bank National
  Association                                 Association
ATTN: Frank Ivins -- Registered Bond          ATTN: Frank Ivins -- Registered Bond
      Events -- Personal & Confidential             Events -- Personal & Confidential
P.O. Box 2320                                 1201 Main Street, 18th Floor
Dallas, TX 75221-2320                         Dallas, TX 75202

                     Facsimile Transmission: (214) 672-5746
                      Confirm by Telephone: (800) 275-2048

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone. The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The other expenses incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

     The Company has established the Senior Credit Facility with ING and a syndicate of financial institutions (the "Lenders"), which consists of a $100 million term loan and a $45 million revolving credit facility. The proceeds of the term loan were used to pay a portion of the costs of the Acquisitions. The term loan bears interest, at the option of the Company, at prime to prime plus 0.50% or at 1.75% to 2.25% above the one-, two-, three-and six-month reserve-adjusted LIBOR rate, depending on the Company's Debt-to-Capital Ratio (as defined), and matures on November 30, 2002. The interest rates will increase to the extent Liquidated Damages are payable on the Old Notes. Installments of principal and interest are payable quarterly in an amount that provides for the retirement of $10 million in fiscal 1997, $14 million in fiscal 1998, $12 million in each of fiscal 1999 through 2002, with a final payment of $28 million due at maturity. The term loan will have no prepayment penalty, will be guaranteed by the principal subsidiaries of Parker and will be secured by substantially all of the assets of the Company and the assets and stock of the Subsidiary Guarantors. The term loan contains customary representations and warranties and will restrict the Company's ability to, among other things, incur indebtedness, merge or sell assets, pay dividends or other distributions, make investments and capital expenditures, and engage in transactions with affiliates. The term loan also requires the Company to maintain a consolidated current ratio of not less than 1 to 1, maintain a consolidated Cash Flow Coverage Ratio (as defined therein) of 1.25 to 1 prior to March 1, 1998 and 1.4 to 1 thereafter, and maintain a consolidated Debt-to-Capital Ratio (as defined therein) of not greater than 65% prior to September 1, 1998 and not greater than 60% thereafter.

     The revolving credit facility will be used for general corporate purposes, including capital expenditures for rig refurbishments and upgrades, working capital and standby letters of credit. Availability under the revolving credit facility will be subject to certain borrowing base limitations based on eligible accounts receivable. All advances to the Company under the revolving credit facility will bear interest, at the option of the Company, at prime to prime plus 0.50% or at 1.75% to 2.25% above the one-, two-, three- and six-month reserve-adjusted LIBOR rate, depending on the percentage of the credit used. The revolving credit facility will also be guaranteed by the principal subsidiaries of Parker, will be secured by substantially all of the assets of the Company and the stock and assets of the Subsidiary Guarantors, and will contain substantially the same representations, warranties and covenants as are contained in the term loan. The revolving credit facility matures on December 31, 1998.

     The Company is obligated to pay the Lenders certain fees, including (i) an arrangement fee of 1.25% of the term loan facility upon closing of the term loan facility, (ii) a commitment fee equal to 0.375% per annum on the average daily unadvanced portion of the commitment on the revolving credit facility, (iii) an arrangement fee equal to 1.125% of the revolving credit facility at closing, and
(iv) certain fees for issuance of letters of credit.

                              DESCRIPTION OF NOTES
GENERAL

     The Exchange Notes will be issued, and the Old Notes were issued, pursuant to the Indenture between the Company and Texas Commerce Bank National Association, as trustee (the "Trustee"), dated November 12, 1996. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below, which is incorporated herein by reference. The Indenture and the Registration Rights Agreement are exhibits to the Registration Statement. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     As used below in this "Description of Notes," the "Company" means Parker Drilling Company, but not any of its Subsidiaries.

     The Notes will rank senior in right of payment to all Subordinated Indebtedness of the Company issued in the future, if any. The Notes will rank pari passu in right of payment with all senior Indebtedness of the Company, including borrowings under the Senior Credit Facility. However, the Notes will be unsecured obligations of the Company and the borrowings under the Senior Credit Facility will be secured by Liens on substantially all of the assets of the Company and its Subsidiaries. As a result, the Indebtedness under the Senior Credit Facility will effectively rank senior to the Notes to the extent of the security therefor. The Notes will be unconditionally guaranteed on a senior unsecured basis by the Subsidiary Guarantors. See "-- Subsidiary Guarantees."

     As of the date of the Indenture, all of the Company's Significant Subsidiaries will be Restricted Subsidiaries. However, certain of the Company's other Subsidiaries will be designated as Unrestricted Subsidiaries at the time the Indenture is executed. At August 31, 1996, such Unrestricted Subsidiaries had total assets of approximately $14.3 million. In addition, subject to the requirements of the Indenture, the Company will be able to designate other current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

     Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited in aggregate principal amount to $300 million and will mature on November 15, 2006. Interest on the Notes will accrue at the rate of 9 3/4% per annum and will be payable semi-annually in arrears on November 15 and May 15 commencing on May 15, 1997, to Holders of record on the immediately preceding November 1 and May 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company will be obligated to pay Liquidated Damages on the Old Notes if it fails to satisfy certain provisions of the Registration Rights Agreement. See "-- Registration Rights; Liquidated Damages." Principal, premium, if any, and interest and Liquidated Damages on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or in the case of Notes not in book-entry form, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes in book-entry form, and with respect to Notes in certificated form, the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. See "-- Book-Entry, Delivery and Form." Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the Company's option prior to November 15, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15, of the years indicated below:

                                      YEAR                                  PERCENTAGE
        -----------------------------------------------------------------   --------
        2001.............................................................   104.875%
        2002.............................................................   103.250%
        2003.............................................................   101.625%
        2004 and thereafter..............................................   100.000%

     Notwithstanding the foregoing, at any time on or prior to November 15, 1999, the Company may redeem up to an aggregate of $105.0 million principal amount of Notes at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon to the redemption date, with the net proceeds of a Public Equity Offering; provided that at least $195.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and, provided, further, that such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

SUBSIDIARY GUARANTEES

     Each of the Company's Significant Subsidiaries (other than any Exempt Foreign Subsidiary, as designated by the Company) on the Issue Date and each other Restricted Subsidiary that provides a guarantee under the Senior Credit Facility will become a Subsidiary Guarantor under the Indenture. Each Subsidiary Guarantor will unconditionally guarantee on a senior basis, jointly and severally, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal and interest on the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The terms of the Subsidiary Guarantees will provide that, for purposes of such limitations and the applicable fraudulent conveyance laws, any indebtedness of a Subsidiary Guarantor incurred from time to time pursuant to the Senior Credit Facility and secured by a perfected Lien on the assets of such Subsidiary Guarantor (assuming, for purposes of such determination, that the incurrence of any such indebtedness and the granting of any such security interest did not violate any such fraudulent conveyance laws) shall be deemed, to the extent of the value of the assets subject to such Lien, to have been incurred prior to the incurrence by such Subsidiary Guarantor of liability under its Subsidiary Guarantee. See "Risk Factors -- Fraudulent Conveyance."

     The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor), whether or not affiliated with such Subsidiary Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) shall execute a Subsidiary Guarantee and deliver an Opinion of Counsel in accordance with the terms of the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; (iv) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; and (v) such transaction does not violate any of the covenants described under "-- Certain Covenants."

     The Indenture will provide that in the event of (i) the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary or (ii) a sale or other disposition of all or substantially all of the properties or assets of any Subsidiary Guarantor to a third party or an Unrestricted Subsidiary, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, in either case, in a transaction or manner that does not violate any of the covenants in the Indenture, then such Subsidiary Guarantor (in the event of such a designation or a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the properties or assets of such Subsidiary Guarantor) will be released from and relieved of any obligations under its Subsidiary Guarantee, provided that any Net Proceeds of such sale or other disposition are applied in accordance with the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales," and provided, further, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests that secure, any other Indebtedness of the Company or its Restricted Subsidiaries shall also terminate upon such release, sale or disposition.

     The Indenture will provide that (a) if the Company or any of its Restricted Subsidiaries shall, after the Issue Date, (i) transfer or cause to be transferred, any assets, businesses, divisions, real property or equipment having an aggregate fair market or book value in excess of $1 million to any Restricted Subsidiary that is not a Subsidiary Guarantor or (ii) make any Investment having an aggregate fair market or book value in excess of $1 million in any Restricted Subsidiary that is not a Subsidiary Guarantor, or (b) if, after the Issue Date, any Restricted Subsidiary that is not a Subsidiary Guarantor shall own any assets or properties having an aggregate fair market or book value in excess of $1 million, then the Company shall cause such Restricted Subsidiary (other than any Exempt Foreign Subsidiary) to execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture. In addition, the Company shall not permit any of its Restricted Subsidiaries, other than a Subsidiary Guarantor, directly or indirectly, to (i) incur, guarantee or secure through the granting of Liens the payment of any Indebtedness of the Company or (ii) pledge any intercompany notes representing obligations of any of its Restricted Subsidiaries to secure the payment of any Indebtedness of the Company, in each case, unless the Company shall cause such Restricted Subsidiary to execute a Subsidiary Guarantee and deliver an opinion of counsel in advance in accordance with the terms of the Indenture.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes on a Business Day (the "Change of Control Payment Date") not more than 60 nor less than 30 days following such Change of Control, pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase all of the Notes then outstanding pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the

Notes as a result of a Change of Control. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth Business Day prior to the Change of Control Payment Date.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted, together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail or otherwise deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The occurrence of a Change of Control may result in a default under the Senior Credit Facility and give the Lenders the right to require the Company to repay all Indebtedness outstanding thereunder. There can be no assurance that the Company will have available funds sufficient to repay all Indebtedness owing under the Senior Credit Facility or to fund the purchase of the Notes upon a Change of Control. In the event a Change of Control occurs at a time when the Company does not have available funds sufficient to pay for all of the Notes delivered by Holders seeking to accept the Company's repurchase offer, an Event of Default would occur under the Indenture.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any person (as such term is used in Section 13(d)(3) of the Exchange Act); (ii) the Company consolidates with or merges into another Person or any Person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding voting stock of the Company is changed into or exchanged for voting stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock of the surviving or resulting Person immediately after such transaction; (iii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act), directly or indirectly, of more than 50% of the voting stock of the Company; or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are Subordinated Indebtedness or otherwise by their terms subordinated to the Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of closing such Asset Sale (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 365 days after the receipt of any Net Proceeds from any Asset Sale, the Company may (i) apply all or any of the Net Proceeds therefrom to repay Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary, provided, in each case, that the related loan commitment of any revolving credit facility or other borrowing (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid, or (ii) invest all or any part of the Net Proceeds thereof in properties and other capital assets that replace the properties or other capital assets that were the subject of such Asset Sale or in other properties or other capital assets that will be used in the business of the Company and its Restricted Subsidiaries. Pending the final application of any such Net Proceeds, the Company may temporarily reduce borrowings under any revolving credit facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds equals or exceeds $15 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Company will not permit any Restricted Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Affiliate of the Company (other than (A) any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor and (B) Employee Stock Repurchases); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses
     (x) and (y) the next succeeding paragraph, but including the Restricted Payment permitted by clause (z) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate Net Equity Proceeds (A) received by the Company from the issue or sale, subsequent to the Issue Date, of Qualified Capital Stock of the Company or (B) of any other Equity Interests or debt securities of the Company that have been issued subsequent to the Issue Date and that have been converted into such Qualified Capital Stock (other than any Qualified Capital Stock sold to a Restricted Subsidiary of the Company or issued upon conversion of the Convertible Preferred Stock), plus (iii) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after the Issue Date from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued as provided below), plus (iv) $15 million.

     The foregoing provisions will not prohibit any of the following: (w) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the Net Equity Proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Qualified Capital Stock of the Company (other than any Disqualified Stock); provided that the amount of any such Net Equity Proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (y) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Qualified Capital Stock of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; and (z) the redemption of the Convertible Preferred Stock, if required, and payment of any accrued dividends thereon pursuant to the terms thereof as in effect on the Issue Date.

     For purposes of the foregoing provisions, the amount of any Restricted Payment (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, which calculations may be based upon the Company's latest available financial statements.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would be permitted by the provisions of this "Restricted Payments" covenant and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash prior to such designation) in the Restricted Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under paragraph (c) of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the Fair Market Value of such Investments at the time of such designation.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness but excluding any Permitted Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The Indenture will also provide that neither the Company nor any Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

  Liens

     The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, upon any of their respective property or assets, whether now owned or acquired after the Issue Date, or any income, profits or proceeds therefrom, to secure (a) any Indebtedness of the Company or such Restricted Subsidiary (if it is not also a Subsidiary Guarantor), unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured, or (b) any Indebtedness of any Subsidiary Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantees are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Subsidiary Guarantees. The foregoing covenant will not apply to any Lien securing Acquired Indebtedness, provided that any such Lien extends only to the property or assets that were subject to such Lien prior to the related acquisition by the Company or such Restricted Subsidiary and was not created, incurred or assumed in contemplation of such transaction. The incurrence of additional secured Indebtedness by the Company and its Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Sale-and-Leaseback Transactions

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale-and-leaseback transaction; provided that the Company or any Restricted Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale-and-leaseback transaction and (iii) the transfer of assets in such sale-and-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

  Transactions with Affiliates

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, (a) sell, lease, transfer or otherwise dispose of any of its properties, assets or securities to, (b) purchase or lease any property, assets or securities from, (c) make any Investment in, or (d) enter into or suffer to exist any other transaction or series of related transactions with, or for the benefit of, any Affiliate of the Company unless
(i) such transaction or series of transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with an unrelated third party, (ii) with respect to any one transaction or series of related transactions involving aggregate payments in excess of $1 million, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above, and (iii) with respect to a transaction or series of related transactions involving payments in excess of $5 million, the Company delivers an Officers' Certificate to the Trustee certifying that (A) such transaction or series of related transactions complies with clause (i) above and (B) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the

Company; provided, however, that the foregoing restriction shall not apply to
(u) any arrangements in effect on the Issue Date, (v) transactions between or among the Company and its Wholly Owned Restricted Subsidiaries, (w) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $1 million outstanding at any one time, (x) indemnities of officers, directors and employees of the Company or any Restricted Subsidiary permitted by bylaw or statutory provisions, (y) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate and (z) the Company's employee compensation and other benefit arrangements.

  Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries

     The Indenture will provide that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, or other disposition are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company; except, in the case of both clauses (i) and (ii) above, with respect to dispositions or issuances by a Wholly Owned Restricted Subsidiary of the Company as contemplated in clauses (i) and (ii) of the definition of "Wholly Owned Restricted Subsidiary."

 Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (r) Existing Indebtedness as in effect on the date of the Indenture,
(s) the Senior Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the date of the Indenture, (t) the Indenture and the Notes, (u) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (w) by reason of customary nonassignment provisions in leases entered into in the ordinary course of business and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, (x) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale, (y) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (z) Permitted Refinancing Indebtedness with respect to any indebtedness referred to in clauses (r), (t) and (v) above, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation or Sale of Assets

     The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Business Activities

     The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than (i) the Drilling Business, (ii) such other businesses as the Company or its Restricted Subsidiaries are engaged in on the Issue Date and (iii) such other business activities as are reasonably related or incidental thereto.

REPORTS

     The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the consolidated financial condition and results of operations of the Company and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all information that would be required to be contained in a filing with the Commission on Form 8-K if the Company were required to file such Form. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions described under the caption "-- Repurchase at the Option of Holders" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets"; (iv) failure by the Company for 45 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect (except pursuant to the release of any Subsidiary Guarantee in accordance with the Indenture); and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of the obligations of itself and the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, which, taken together, state that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption
"-- Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"); (viii) alter the ranking of the Notes relative to other Indebtedness of the Company; or (ix) make any change in the foregoing amendment and waiver provisions. In addition, without the consent of Holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding, no such amendment, supplement or waiver may amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to secure the Notes pursuant to the requirements of the "Liens" covenant or otherwise or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions;

however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Indenture, the Notes and the Subsidiary Guarantees will provide that they will be governed by the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth in the next paragraph, the Exchange Notes will be issued in the form of one or more fully registered global Notes (collectively, the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Global Note Holder").

     Notes (i) originally purchased by or transferred to "foreign purchasers" or Accredited Investors who are not Qualified Institutional Buyers or (ii) held by Qualified Institutional Buyers who elect to take physical delivery of their certificates instead of holding their interests through the Global Note (and which are thus ineligible to trade through the Depository) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered certificated form ("Certificated Securities"). Upon the transfer to a Qualified Institutional Buyer of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities as described below, be exchanged for an interest in the Global Note.

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only thorough the Depository's Participants or the Depository's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Note, the Depository will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the

Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Notes.

     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be made by the Company through the paying agent to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

     As long as the Notes are represented by a Global Note, the Depository's nominee will be the Holder of the Notes and therefore will be the only entity that can exercise a right to repurchase the Notes. See "-- Certain Covenants" and "-- Repurchase at the Option of Holders." Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repurchase of beneficial interests in Notes represented by Global Note must be transmitted to the Depository in accordance with its procedures on a form required by the Depository and provided to Participants. In order to ensure that the Depository's nominee will timely exercise a right to repurchase with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other Participant or Indirect Participant through which it holds an interest in such Note to notify the Depository of its desire to exercise a right to repurchase. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depository. The Company will not be liable for any delay in delivery to the paying agent of notices of the exercise of any option to elect repurchase.

     If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depository in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depository for all purposes.

  Same-Day Settlement and Payment

     The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The

Notes represented by the Global Note are expected to be eligible to trade in the PORTAL Market and to trade in the Depository's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depository to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. Under existing SEC interpretations, the Transfer Restricted Securities would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealers in connection with resales of the New Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or
(C) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreement provides that: (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Issue Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 90 days after the Issue Date) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing,
(b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Securities, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the interest rate on the Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default will increase ("Liquidated Damages") by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of 2% per annum with respect to all Registration Defaults. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Each holder of Old Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of business, (ii) it is not participating in, and it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is neither an affiliate of the Company, as defined in Rule 405 of the Securities Act, nor a broker-dealer tendering notes acquired directly from the Company for its own account. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. Holders of Notes will also be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a sale-and-leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by the Company or any other Restricted Subsidiary, (b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries, (c) any Event of Loss or (d) any other properties or assets of the Company or any of its Restricted Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable, or properties or assets in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the "Asset Sales" covenant. For the purposes of this definition, the term "Asset Sale" also shall not include any of the following: (i) any transfer of properties or assets to an Unrestricted Subsidiary, if such transfer is permitted under the "Restricted Payments" covenant described above; (ii) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either (A) no longer used or (B) no longer useful in the business of the Company or its Restricted Subsidiaries; (iii) any lease of any property entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary is the lessor, except any such lease that provides for the acquisition of such property by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such property is granted; (iv) any trade or exchange by the Company or any Restricted Subsidiary of one or more drilling rigs for one or more other drilling rigs owned or held by another Person, provided that (A) the Fair Market Value of the drilling rig or rigs traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the Fair Market Value of the drilling rig or rigs (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary and (B) such exchange is approved by a majority of the Disinterested Directors of the Company; (v) any transfer by the Company or any Restricted Subsidiary to its customers of drill pipe, tools and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the ordinary course of business and consistent with past practice; and (vi) any transfers that, but for this clause (vi), would be Asset Sales, if (A) the Company elects to designate such transfers as not constituting Asset Sales and (B) after giving effect to such transfers, the aggregate Fair Market Value of the properties or assets transferred in such transaction or any such series of related transactions so designated by the Company does not exceed $500,000.

     "Attributable Indebtedness" in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability corporation or similar entity, any membership or other similar interests therein; and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of 270 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-2 by Standard and Poor's Ratings Group (or its successors) or at least P-2 by Moody's Investors Service, Inc. (or its successors); (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above, provided all such deposits do not exceed $5 million in the aggregate at any one time; (vii) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (ii) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business: and (viii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Protection Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus
(iv) depreciation, amortization (including amortization of goodwill, debt issuance costs and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP but excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (v) any non-cash items increasing the Consolidated Net Income of such Person and its Restricted Subsidiaries during such period (excluding any such items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period commencing subsequent to the Issue Date), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a

Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof that is a Subsidiary Guarantor; (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries exposure to fluctuations in foreign currency exchange rates.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

     "Disqualified Stock" means the Convertible Preferred Stock and any other Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

     "Drilling Business" means (i) the drilling for oil, gas or other hydrocarbons, whether offshore or onshore, and whether as an agent or principal, and (ii) any business relating to or arising from drilling for oil, gas or other hydrocarbons, including, without limitation, the rental of drill pipe, tools or other equipment.

     "Employee Stock Repurchases" means purchases by the Company of any of its Capital Stock from employees for the purpose of permitting such employees to pay personal income tax obligations with the proceeds, provided that the aggregate amount of all such purchases shall not exceed $500,000 during any fiscal year of the Company.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Event of Loss" means, with respect to any drilling rig or similar or related property or asset of the Company or any Restricted Subsidiary, (i) any damage to such drilling rig or similar or related property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (ii) the confiscation, condemnation or requisition of title to such drilling rig or similar or related property or asset by any government or instrumentality or agency thereof. An Event of Loss shall be deemed to occur as of the date of the insurance settlement, confiscation, condemnation or requisition of title, as applicable.

     "Exempt Foreign Subsidiary" means (i) any Restricted Subsidiary engaged in the Drilling Business exclusively outside the United States of America, irrespective of its jurisdiction of incorporation and (ii) any other Restricted Subsidiary whose assets (excluding any cash and Cash Equivalents) consist exclusively of Capital Stock or Indebtedness of one or more Restricted Subsidiaries described in clause (i) of this definition, that, in any case, is so designated by the Company in an Officers' Certificate delivered to the Trustee and (a) is not a guarantor of, and has not granted any Lien to secure, the Senior Credit Facility or any other Indebtedness of the Company or any Restricted Subsidiary other than another Exempt Foreign Subsidiary and (b) does not have total assets that, when aggregated with the total assets of any other Exempt Foreign Subsidiary, exceed 10% of the Company's consolidated total assets, as determined in accordance with GAAP, as reflected on the Company's most recent quarterly or annual balance sheet. The Company may revoke the designation of any Exempt Foreign Subsidiary by notice to the Trustee.

     "Existing Indebtedness" means up to $8 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the Issue Date, until such amounts are repaid.

     "Fair Market Value" means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, and, with respect to any assets or Investment in excess of $5 million (other than cash or Cash Equivalents) as determined by a reputable appraisal firm that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and independent with respect to the Company.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense (net of any interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding amortization of debt issuance costs and including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Protection Obligations); (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;
(iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and (iv) the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person, to the extent such preferred stock is owned by Persons other than such Person or its Restricted Subsidiaries, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions of businesses that have been made by the referent Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period; (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     The term "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, "guarantee" has a corresponding meaning.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any obligations in respect of Currency Hedge Obligations or Interest Rate Protection Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit, Currency Hedge Obligations and Interest Rate Protection Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's or any of its Subsidiaries exposure to fluctuations in interest rates.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that the following shall not constitute Investments: (i) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company, (ii) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (iii) Interest Rate Protection Obligations and Currency Hedge Obligations, but only to the extent that the same constitute Permitted Indebtedness, and (iv) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Issue Date" means the date on which the Notes were first issued under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement).

     "Net Equity Proceeds" means (i) in the case of any sale by the Company of Qualified Capital Stock of the Company, the aggregate net proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in other property (valued as determined reasonably and in good faith by the Board of Directors of the Company, as evidenced by a written resolution of said Board of Directors, at the fair market value thereof at the time of receipt) and (ii) in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness of the Company or any Restricted Subsidiary for or into shares of Qualified Capital Stock of the Company, the amount of such Indebtedness (or, if such Indebtedness was issued at an amount less than the stated principal amount thereof, the accrued amount thereof as determined in accordance with GAAP) as reflected in the consolidated financial statements of the Company prepared in accordance with GAAP as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holders of such Indebtedness to the Company or to any Wholly Owned Restricted Subsidiary of the Company upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness, and all other expenses incurred by the Company in connection therewith), in the case of each of clauses (i) and (ii) to the extend consummated after the Issue Date.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), other than any gains associated with reimbursements for lost or damaged rental tools in the ordinary course of business, together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or other sale of assets or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss); and (iii) any interest income, together with any related provision for taxes on such interest income.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Senior Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale, amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Indebtedness" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable (as a Subsidiary Guarantor or otherwise), or (C) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Non-Recourse Purchase Money Indebtedness" means Indebtedness or that portion of Indebtedness of the Company or any Restricted Subsidiary incurred in connection with the acquisition by the Company or such Restricted Subsidiary, subsequent to the Issue Date, of any property or assets and as to which (i) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired (or, in the case of the acquisition of all of the outstanding Capital Stock of a Person, the underlying properties and assets of such Person at the time of such acquisition, including proceeds thereof) and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness or (b) is directly or indirectly liable for such Indebtedness, and (ii) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and, provided, however, that any portion of the purchase price of such property or assets that is not financed through the incurrence of such Indebtedness, shall be deemed to be a "Restricted Investment" under the Indenture, and shall only be permitted to be expended by the Company or any Restricted Subsidiary to the extent that the Company would be permitted to make a Restricted Payment in such amount under the terms of the covenant described above under "-- Certain Covenants -- Restricted Payments."

     "Permitted Indebtedness" means any of the following:

          (i) Indebtedness (and any guarantee thereof) under the Revolving Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $50 million, less any amounts derived from Asset Sales and applied to the permanent reduction of the Indebtedness thereunder as contemplated by the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales" or
     (B) the sum of (1) 80% of the Company's Eligible Accounts Receivable (as defined in for purposes of the Revolving Credit Facility) and (2) 50% of the rig materials and supplies of the Company and its Restricted Subsidiaries determined in accordance with GAAP (the "Maximum Bank Facility Amount"), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancing or replacements (each, for purposes of this clause (i), a "refinancing") thereof, including any successive refinancing thereof, so long as the aggregate principal amount of any such new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (i), shall not at any one time exceed the Maximum Bank Facility Amount;

          (ii) Indebtedness under the Notes;

          (iii) Indebtedness under the Term Credit Facility, any Existing Indebtedness, and any Indebtedness under Letters of Credit existing on the Issue Date;

          (iv) Indebtedness under Interest Rate Protection Obligations, provided that (A) such Interest Rate Protection Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the initial paragraph of the "Incurrence of Indebtedness and Issuance of Preferred

     Stock" covenant, and (B) the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate;

          (v) Indebtedness under Currency Hedge Obligations, provided that (A) such Currency Hedge Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the initial paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant or to the foreign currency cash flows reasonably expected to be generated by the Company and its Restricted Subsidiaries, and (B) the notional principal amount of such Currency Hedge Obligations does not exceed the principal amount of such Indebtedness and the amount of such foreign currency cash flows to which such Currency Hedge Obligations relate;

          (vi) the Subsidiary Guarantees of the Notes (and any assumption of the obligations guaranteed thereby);

          (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary and Indebtedness of any Restricted Subsidiary of the Company to the Company or a Wholly Owned Restricted Subsidiary, provided, however, that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Restricted Subsidiary), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the initial paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant at the time the Wholly Owned Restricted Subsidiary in question ceased to be a Wholly Owned Restricted Subsidiary or the time such subsequent transfer occurred;

          (viii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

          (ix) the incurrence by the Company or its Restricted Subsidiaries of Non-Recourse Purchase Money Indebtedness;

          (x) any Permitted Refinancing Indebtedness incurred by the Company or a Restricted Subsidiary of any Indebtedness incurred pursuant to clause
     (ii) or (iii) of this definition, including any successive refinancing by the Company or such Restricted Subsidiary; and

          (xi) any additional Indebtedness in an aggregate principal amount not in excess of $30 million at any one time outstanding and any guarantee thereof.

     "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or any of its Wholly Owned Restricted Subsidiaries; (iii) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Wholly Owned Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Wholly Owned Restricted Subsidiary; (iv) Investments permitted under the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";
(v) Investments made in the ordinary course of business in prepaid expenses, lease, utility, workers' compensation, performance and other similar deposits;
(vi) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to debt owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary, provided that any stocks, obligations or securities received in settlement of debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or upon foreclosure, perfection or enforcement of any Lien) that are, within 30 days of receipt, converted into cash or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received; and (vii) other Investments in joint ventures, corporations, limited liability companies or partnerships formed with or organized by third Persons, which joint ventures, corporations, limited liability companies or partnerships, engage in the Drilling Business and are not Unrestricted Subsidiaries at the time of such Investment, provided such Investments do not, in the aggregate, exceed $12 million.

     "Permitted Liens" means the following types of Liens:

          (a) Liens existing as of the date of the Indenture;

          (b) Liens securing the Notes or the Subsidiary Guarantees;

          (c) Liens in favor of the Company;

          (d) Liens securing Indebtedness that constitutes Permitted Indebtedness pursuant to clause (i) or (iii) of the definition of Permitted Indebtedness;

          (e) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (g) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (h) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

          (i) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

          (j) Liens securing Non-Recourse Purchase Money Indebtedness and other purchase money Liens; provided, however, that (i) the related Non-Recourse Purchase Money Indebtedness or other purchase money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired and any proceeds therefrom and (ii) the Lien securing any such Indebtedness shall be created within 90 days of such acquisition;

          (k) Liens securing obligations under or in respect of either Currency Hedge Obligations or Interest Rate Protection Obligations;

          (1) Liens upon specific items of inventory or other goods of any Person securing such Person's obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (m) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

          (n) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off; and

          (o) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) with respect to any such Indebtedness of the Company being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness shall not be incurred by any Restricted Subsidiary.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Public Equity Offering" means an underwriter offer and sale of common stock of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Restricted Investment" means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of Unrestricted Subsidiary, (ii) any Investment other than a Permitted Investment and (iii) any amount constituting a "Restricted Investment" as contemplated in the definition of "Non-Recourse Purchase Money Indebtedness."

     "Revolving Credit Facility" means the revolving loan facility under the Senior Credit Facility.

     "Senior Credit Facility" means, collectively, the Revolving Credit Agreement and the Term Loan Agreement, each dated as of November 8, 1996, among the Company, ING (U.S.) Capital Corporation ("ING") and the other lenders identified therein, and ING, as agent, each as amended, modified, supplemented, extended, restated, or renewed from time to time.

     "Significant Subsidiary" means any (a) Subsidiary that would be a significant subsidiary as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof and (b) any other Subsidiary that contributed more than 10% of the Company's Consolidated Cash Flow for the most recent four fiscal quarters for which financial statements are available.

     "Subordinated Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantee" means any guarantee of the Notes by any Subsidiary Guarantor in accordance with the provisions described under "-- Subsidiary Guarantees."

     "Subsidiary Guarantors" means each of (i) the Company's Significant Subsidiaries on the Issue Date (other than any Exempt Foreign Subsidiary, as designated by the Company) or any other Restricted Subsidiary that provides a guarantee under the Senior Credit Facility, (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and (iii) their respective successors and assigns, as required under the Indenture.

     "Term Credit Facility" means the term loans under the Senior Credit Facility in an aggregate amount not to exceed $100 million, less any amounts derived from Asset Sales and applied to the permanent reduction of Indebtedness thereunder as contemplated by the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     "Unrestricted Subsidiary" means any Subsidiary (or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors; but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Indebtedness;
(ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and
(ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (ii) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interests in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

     "Wholly Owned Subsidiary" means any Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (ii) such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a wholly owned Subsidiary.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days after consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. For a period of 180 days after consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed in the

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Registration Rights Agreement to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                       TRANSFER RESTRICTIONS ON OLD NOTES

     The Old Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Old Notes were offered and sold by the Initial Purchasers only (1) to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities
Act) in compliance with Rule 144A and (2) to a limited number of other institutional "Accredited Investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act) that, prior to their purchase of any Notes, delivered to the Initial Purchasers a letter containing certain representations and agreements.

     Each purchaser of Old Notes, by its acceptance thereof, is deemed to have acknowledged, represented and agreed as follows:

          (1) it is purchasing the Old Notes for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a Qualified Institutional Buyer or an Accredited Investor, in each case for investment and not with a view to distribution;

          (2) the Old Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except as set forth below;

          (3) if it should resell or otherwise transfer the Old Notes within three years after the original issuance of the Old Notes, it will do so only (a) to the Company or any of its subsidiaries, (b) inside the United States to a Qualified Institutional Buyer in compliance with Rule 144A, (c) inside the United States to an Accredited Investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from such Trustee),
     (d) outside the United States in compliance with Rule 904 of Regulation S under the Securities Act, (e) pursuant to Rule 144 under the Securities Act, or (f) pursuant to an effective registration statement under the Securities Act;

          (4) it will give to each transferee of the Old Notes notice of any restrictions on transfer of such Old Notes;

          (5) none of the Company or the Initial Purchasers or any person representing the Company or the Initial Purchasers has made any representation to it with respect to the Company or the offering or sale of any Notes, other than the information contained in the Offering Circular dated November 5, 1996, provided in connection with the sale of the Old Notes, which has been delivered to it and upon which it is relying in making its investment decision with respect to the Old Notes; accordingly, it acknowledges that no representation or warranty is made by the Company or the Initial Purchasers as to the accuracy or completeness of such materials;

          (6) it has had access to such financial and other information concerning the Company and the Old Notes as it has deemed necessary in connection with its decision to purchase the Old Notes, including an opportunity to ask questions of and request information from the Company and the Initial Purchasers;

          (7) the Trustee will not be required to accept for registration of transfer any Old Notes acquired by it, except upon presentation of evidence satisfactory to the Company and the Trustee that the restrictions set forth herein have been complied with;

          (8) the Company, the Trustee, the Initial Purchasers and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that, if any of the acknowledgments, representations or agreements deemed to have been made by its purchase of the Old Notes are no longer accurate, it shall promptly notify the Initial Purchasers; and

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

          (9) if it is acquiring the Old Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each account.

     Each Accredited Investor that is an original purchaser of the Notes from the Initial Purchasers will be required to sign an agreement to the foregoing effect in the form attached to this Offering Circular as Annex A.

     Each certificate representing the Old Notes will bear the following legend:

          "THE NOTE (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE NOTE EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE NOTE EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION PROVIDED BY RULE 144A UNDER THE SECURITIES ACT. THE HOLDER OF THE NOTE EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(A) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE NOTE EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE."

     Any Old Notes not exchanged in the Exchange Offer for Exchange Notes will remain subject to the transfer restrictions described above.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Notes offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated balance sheet of Parker Drilling Company and subsidiaries as of August 31, 1996 and 1995, and the consolidated statements of operations, redeemable preferred stock and stockholders' equity, and cash flows for each of the three years in the period ended August 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined balance sheets of Mallard Bay Drilling Division of Energy Ventures, Inc. as of December 31, 1995 and 1994 and the combined statement of income, equity investments and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The balance sheets of Quail Tools, Inc. as of December 31, 1995 and 1994 and the related statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report incorporated by reference, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the adoption in 1994 of the method of accounting for certain investments in debt and equity securities prescribed by Statement of Financial Accounting Standards No. 115.

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